Exhibit 10.3

$50,000,000

CREDIT AGREEMENT

dated

June 30, 2010

BETWEEN

REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P.,

as Borrower

AND

TEXAS CAPITAL BANK, N.A.,

as Lender

Reducing Revolving Credit Facility
Standby Letter of Credit Facility

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1.	Definitions	1
1.2.	Accounting Terms and Determinations; Changes in Accounting.	18
1.3.	References	19
1.4.	Amendment of Defined Instruments	20
1.5.	Joint Preparation; Construction of Indemnities and Releases	20
1.6.	Time References	20
1.7.	Types of Loans and Advances	20

ARTICLE II TERMS OF FACILITIES		21
2.1.	Reducing Revolving Line of Credit and Letter of Credit Facilities.	21
2.2.	Method of Borrowing and Obtaining Letters of Credit.	22
2.3.	Note.	23
2.4.	Certain Payments and Prepayments of Principal.	24
2.5.	Interest Rates; Payment of Interest.	24
2.6.	Unused Available Commitment Fees; Engineering Fees; Facility Fees; Letter of Credit Fees; Authorized Payments by Lender; Processing Fee; Prepayment Fee.	26
2.7.	Termination of Credit Facilities; Maturity of Note; Right of Borrower to Terminate Credit Facilities.	27
2.8.	Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.	27
2.9.	Interest Elections for Conversions and Continuations.	28
2.10.	Request for Extension of Maturity.	29

ARTICLE III GENERAL PROVISIONS		30
3.1.	General Provisions as to Payments and Loans.	30
3.2.	Telephonic Notices	30
3.3.	Default Interest	30
3.4.	Prepayments Permitted	31
3.5.	Limitation Period	31
3.6.	Illegality	31
3.7.	LATE CHARGE	31

ARTICLE IV COLLATERAL		32
4.1.	Security.	32

ARTICLE V CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT		32
5.1.	All Advances and Letters of Credit	32
5.2.	Initial Advance	33
5.3.	Conditions Precedent for the Benefit of the Lender	34

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER		34
6.1.	Existence and Power	34
6.2.	Authorization; Contravention	36
6.3.	Binding Effect.	36
6.4.	Subsidiaries.	36
6.5.	Disclosure	37
6.6.	Financial Information.	37
6.7.	Litigation	37
6.8.	ERISA Plans	37
6.9.	Taxes and Filing of Tax Returns.	37
6.10.	Title to Properties; Liens; Environmental Liability.	38
6.11.	Business Compliance.	39
6.12.	Licenses, Permits, Etc.	39
6.13.	Compliance with Laws.	39
6.14.	Governmental Consent.	39
6.15.	Investment Company Act	39
6.16.	State Utility.	40
6.17.	Refunds; Certain Contracts.	40
6.18.	No Default	41
6.19.	Anti-Terrorism Laws.	41

ARTICLE VII COVENANTS		41
7.1.	Use of Proceeds and Letters of Credit.	41
7.2.	Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information	42
7.3.	Inspection of Properties and Books.	44
7.4.	Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders.	45
7.5.	Payment of Taxes and Claims.	46
7.6.	Payment of Debt; Additional Debt; Payment of Accounts.	46
7.7.	Negative Pledge	47
7.8.	Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.	47
7.9.	Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.	48
7.10.	Primary Business; Location of Borrower’s Office; Ownership of Assets.	50
7.11.	Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.	51
7.12.	Transactions with Affiliates.	52
7.13.	Plans.	53
7.14.	Compliance with Laws and Documents.	53
7.15.	Certain Financial Covenants.	53
7.16.	Tax Shelter	54
7.17.	Additional Documents; Quantity of Documents; Title Data; Additional Information.	54
7.18.	ENVIRONMENTAL INDEMNIFICATION	55
7.19.	Exceptions to Covenants	55
7.20.	Anti-Terrorism Laws	55

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ARTICLE VIII DEFAULTS; REMEDIES		56
8.1.	Events of Default; Acceleration of Maturity	56
8.2.	Suits for Enforcement	59
8.3.	Remedies Cumulative	59
8.4.	Remedies Not Waived	59

ARTICLE IX MISCELLANEOUS		59
9.1.	Amendments and Waivers.	59
9.2.	Highest Lawful Interest Rate	60
9.3.	INDEMNITY.	60
9.4.	Expenses.	61
9.5.	Taxes	62
9.6.	Survival	62
9.7.	Applicable Law; Venue.	62
9.8.	WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES	63
9.9.	Headings	63
9.10.	Counterparts	63
9.11.	Invalid Provisions, Severability	63
9.12.	Communications Via Internet	63
9.13.	USA Patriot Act Notice	64
9.14.	EXCULPATION PROVISIONS	64
9.15.	[Intentionally Omitted.].	64
9.16.	[Intentionally Omitted.].	64
9.17.	Increased Cost and Reduced Return.	64
9.18.	Taxes.	65

ARTICLE X [INTENTIONALLY OMITTED]		66

ARTICLE XI SETOFF		66
11.1.	Setoff	66
11.2.	Adjustments	66

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		66
12.1.	Successors and Assigns	66
12.2.	Participations; Setoffs by Participants.	66
12.3.	Dissemination of Information	67

ARTICLE XIII NOTICES		67
13.1.	Notices	67
13.2.	Change of Address	67

ARTICLE XIV ENTIRE AGREEMENT		68

FORM OF PROMISSORY NOTE
FORM OF NOTICE OF BORROWING
FORM OF COMPLIANCE CERTIFICATE
SCHEDULE 6.4.1 SUBSIDIARIES
EXHIBIT 6.7 LITIGATION

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of June 30, 2010, by and between Reef Oil & Gas Income and Development Fund III, L.P., a Texas limited partnership; and Texas Capital Bank, N.A., a national banking association.  Certain terms used herein are defined in Section 1.1.

RECITALS:

A.           The Borrower desires to borrow funds from the Lender; and

B.           The Borrower desires to acquire Oil and Gas Properties, and to provide for additional credit facilities;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.          Definitions.  The following terms, as used herein, have the following meanings:

“Acceptable Commodity Hedging Transaction” means:

(a)           Commodity Hedging Transactions meeting each of the following criteria unless a variation therefrom is consented to in writing by the Lender:

(i)           The quantity of gaseous and liquid hydrocarbons owned by the Borrower subject to Commodity Hedging Transactions (other than floors covered by clause (b) below) at the time of entering into such Commodity Hedging Transactions, shall not, without the prior written approval of the Lender, be greater than (x) for gaseous hydrocarbons, 75% of the monthly Projected Production of gaseous hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below and (y) for liquid hydrocarbons, 75% of the monthly Projected Production of liquid hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below; in either case, as forecast in the most recent engineering evaluation delivered to the Borrower by the Lender;

(ii)          The “strike prices” of any calls or swaps sold under any Commodity Hedging Transactions, at the time of entering into such Commodity Hedging Transactions, shall not be less than the lowest prices utilized in the most recent base case evaluation of the Oil and Gas Properties used by the Lender in determining the Borrowing Base, as reported to the Borrower, except that under certain downside conditions such lower strike price as the Lender may approve in writing following a written request by the Borrower may be used;

(iii)        The Lender must have given its prior written consent to the counterparties under the Commodity Hedging Transactions;

(iv)        The Lender shall have received first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Lender in the Borrower’s right, title and interest in and to its Commodity Hedging Transactions;

(v)         The Commodity Hedging Transaction is a standard commodity hedging arrangement entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for purpose of speculation;

(vi)        The Commodity Hedging Transaction does not involve the sale of any calls other than calls sold in order to complete a permitted collar being executed; provided that, (A) such call shall cover only Projected Production reflected at the time such call is sold, (B) both such call and the corresponding put purchase to complete the collar shall cover the same period and the same volume of Projected Production, and (C) such call is otherwise permitted under the terms of this definition;

(vii)       The Commodity Hedging Transaction does not involve the purchase of any calls except calls purchased at the time a collar is put in place to serve as a so-called “blowout preventer”, which purchased calls shall cover the same period and the same volume of Projected Production as covered by such collar;

(viii)      The Commodity Hedging Transaction is unsecured except as specifically permitted by the Loan Documents;

(ix)         The Commodity Hedging Transaction does not involve the sale of any puts;

(x)          The Commodity Hedging Transaction does not involve “put spreads” or “call spreads” as such terms are commonly understood by swap dealers; and

(xi)         The Lender has not notified the Borrower prior to the Borrower’s entry into the Commodity Hedging Transaction that, in the opinion of the Lender, the particular type of Commodity Hedging Transaction is non-standard.

As used in this definition, the term “Projected Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price), as applicable, for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Borrower which are Collateral and which have attributable to them oil or gas proven reserves which are categorized as “proved developed producing” as reflected in the engineering review prepared by the Lender in connection with the most recent determination of the Borrowing Base hereunder, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report.

(b)           Commodity Hedging Transactions in the form of minimum price guarantees or “floors”, limited to 100% of the monthly Projected Production from the Borrower’s Oil and Gas Properties not subject to Commodity Hedging Transactions under clause (a) above and otherwise satisfying the requirements of subclauses (ii) through (xi) of clause (a) of this definition.

“Acceptable Hedging Transactions” means Acceptable Commodity Hedging Transactions and Acceptable Rate Management Transactions.

“Acceptable Rate Management Transaction” means any Rate Management Transaction meeting all of the following criteria:

(i)           The terms thereof are reasonably satisfactory to the Lender; and

(ii)          The Person with whom such Transaction is effected is reasonably satisfactory to the Lender.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate plus (ii) 3.00%.

“Advance” means a Loan or Loans of the Lender of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Affected Loans” has the meaning assigned such term in Section 3.6.

“Affiliate” means, with respect to a Person, (a) any Person owning, Controlling or holding with power to vote 10% or more of the outstanding voting interests of the referenced Person, (b) any Person 10% or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, (d) any relative within the third degree of kindred of the referenced Person, or (e) any officer, director, limited liability company manager, trustee, beneficiary, employee or general partner of the referenced Person or of any Person referred to in clauses (a), (b), (c) or (d) of this definition.  The term “Affiliate” shall include Affiliates of Affiliates (and so on).

“Agreement” or “Credit Agreement” means this Credit Agreement, as the same may hereafter be modified or amended from time to time.

“Anti-Terrorism Laws” mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Available Commitment” means at any time, an amount equal to the Borrowing Base as in effect at such time.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” means Reef Oil & Gas Income and Development Fund III, L.P., a Texas limited partnership.

“Borrower Requested Determination” has the meaning given such term in Section 2.8.1.

“Borrowing Base” means the amount most recently determined and designated by the Lender as the Borrowing Base in accordance with Section 2.8.1, as such Borrowing Base is reduced in accordance with Section 2.8.2.  The Borrowing Base under Section 2.8.1 is deemed to be $5,000,000 as of the Closing Date.

“Borrowing Base Deficiency” means, as of the date of determination of a new Borrowing Base under Section 2.8.1, the amount, if any, by which the sum of the outstanding principal balance of the Note plus the Letter of Credit Exposure exceeds the Borrowing Base.

“Borrowing Date” means a date on which an Advance is made or is to be made to the Borrower hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by Law to remain closed; and if such day relates to an Advance or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Advance or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Change of Control Event” means (a) the failure of Reef Partners to be the sole general partner of the Borrower, (b) the failure of Reef Partners GP to be the sole general partner of Reef Partners, or (c) the failure of RCWIGP to be the sole general partner of RCWI.

“Closing” means the consummation of the transactions contemplated herein.

“Closing Date” means the date of this Agreement.

“Collateral” means the Property pledged as security for the Note and the other Obligations.

“Commitment” means the obligation of the Lender to make Loans to and issue letters of credit for the account of the Borrower hereunder, subject to the terms hereof, up to the lesser of the face amount of the Note or the Borrowing Base as in effect from time to time; provided that, the outstanding principal of the Note plus the Letter of Credit Exposure shall not exceed at any time the Borrowing Base as in effect from time to time.

“Commodity Hedging Transactions” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction, or other exchange or protection transaction relating to hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Compliance Certificate” means a certificate, substantially in the form attached hereto entitled “Form of Compliance Certificate”, executed by a Responsible Representative and furnished to the Lender from time to time in accordance with Section 7.2.1.

“Contingent Obligation” shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or in effect guaranteeing any Debt, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

 “CT”, with respect to any stated time of day, means such time of day generally in effect in the Central Time Zone as in effect in the State of Texas.

“Debt” of any Person means at any date, without duplication:

(i)           all obligations of such Person for money borrowed, including (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (c) any obligations of such Person in respect of letters of credit and repurchase agreements;

(ii)          all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

(iii)         all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

(iv)         all Capitalized Lease Obligations of such Person;

(v)          all liabilities which in accordance with applicable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet;

(vi)         all obligations of such Person under Hedging Agreements and Hedging Transactions;

(vii)        all reimbursement obligations with respect to letters of credit;

(viii)       all Guarantees by such Person;

(ix)          all Off-Balance Sheet Debt; and

(x)           all Disqualified Stock.

“Default” means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to five percent (5.00%) plus the Floating Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

“Discretionary Determinations” has the meaning given such term in Section 2.8.1.

“Disqualified Stock” means any preferred stock or other Securities issued by the Borrower or any of its Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the occurrence or happening of any event or circumstance, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date, or (b) requires the declaration or payment of any dividend or other distribution on or prior to the date that is 91 days after the Final Maturity Date, in each case unless the consideration paid and payable upon such maturity or redemption (in the case of clause (a) preceding) or as a result of such dividend or other distribution (in the case of clause (b) preceding) is payable and paid solely in Securities of the issuer which is not Disqualified Stock.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Environmental Complaint” means any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower or any Guarantor, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or any Guarantor or the business conducted thereon.

“Environmental Law” means (a) the following federal laws as they may be cited, referenced, and amended from time to time:  the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower or any Guarantor is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state Laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or Release of Hazardous Substances.

“Environmental Liability”  means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

“Environmental Lien” means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

“Equity Interest” means, with respect to any Person, an ownership and other equity interest, including Securities, in such Person and rights to convert into an ownership or other equity interest, including Securities, in such Person or to otherwise acquire an ownership or other equity interest, including Securities, in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

“ERISA Affiliate” the Borrower, all of its Subsidiaries and any other member of the Controlled Group.

“Eurodollar”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning stated in Section 8.1 hereof.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Final Maturity Date” or “Final Maturity” means June 30, 2013, or such earlier date on which the payment of the Note is accelerated.

“Floating Rate” means for any day a per annum interest rate equal to the sum of one-half percent (0.50%) plus the WSJ Rate from time to time in effect; but in no event exceeding the Highest Lawful Rate.

“FLR”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Floating Rate.

“Funded Debt” of any Person means at any date, Debt referred to in clauses (i) through (vii) of the definition of “Debt” and all Guarantees by such Person of Funded Debt of another Person.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof.  Any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.  In the event of a change in GAAP, the Loan Documents shall continue to be construed in accordance with GAAP as in existence on the date hereof.

“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations of any other Person (for purposes of this definition, a “primary obligation”) and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any primary obligation or any Property constituting direct or indirect security therefor (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by comfort letter or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of any primary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) with the amount of any Guarantee being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum primary obligation which could reasonably be anticipated to arise in respect thereof.  The term Guarantee includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” by a Person shall mean the act or condition of providing a Guarantee by such Person or permitting a Guarantee of such Person to exist.

“Guarantor” means at any time any Person who has executed or does execute a Guaranty, which is in effect at such time; provided that, for the purposes of Sections 7.6.2(ii), 7.7(ii), 7.8.1(ii), 7.8.2(ii), 7.8.3(ii), 7.8.4(ii), 7.9.2(ii) and 7.9.6(ii), the term “Guarantor” shall not include RCWI or RCWIGP.

“Guaranty” means the guaranty of a Person guarantying all or a portion of the Obligations of the Borrower, in form and substance satisfactory to the Lender and such Person.

“Hazardous Substance” means flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws.

“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined by the counterparties to such Hedging Transactions.

“Hedging Agreement” means any International Swap Dealers Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth the general terms upon which a Person may enter into one or more Hedging Transactions.

“Hedging Transaction” means a Commodity Hedging Transaction or a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Highest Lawful Rate” means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by the Lender under applicable Laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such Laws are presently in effect or, to the extent allowed by applicable Law, as such Laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such Laws now allow.  To the extent the Laws of the State of Texas are applicable for the purpose of determining the “Highest Lawful Rate”, such term shall mean the “weekly ceiling” from time to time in effect as referred to and defined in Chapter 303 of the Finance Code of Texas, as amended.  The determination of the Highest Lawful Rate shall, to the extent required by applicable Law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“Indemnified Party” means (i) the Lender (and its assigns) and each of its shareholders, officers, directors, employees, agents, attorneys-in-fact, attorneys and affiliates and (ii) each trustee for the benefit of the Lender under any Security Document.

“Insolvency Proceeding” of any Person means any application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar Law of the United States, the State of Texas, or any other jurisdiction.

“Interest Election Request” means a request by the Borrower to convert or continue an Advance in accordance with Section 2.9.

“Interest Payment Date” means (a) with respect to any FLR Loan, the first day of each month commencing with August 1, 2010, and upon maturity of the Note (whether stated or upon acceleration) and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Advance of which such Loan is a part; provided that with respect to any Eurodollar Loan having an Interest Period of more than three months’ duration, “Interest Payment Date” shall mean (i) each date that occurs at intervals of three months’ duration after the first day of the Interest Period applicable to the Advance of which such Loan is a part and (ii) the last day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person, or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods or services sold or provided by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Law” mean at any time with respect to any Person or its Property, any statute, law, executive order, treaty, ordinance, order, writ, injunction, judgment, ruling, decree, regulation, or determination of an arbitrator, court or other Governmental Authority, existing at such time which are applicable to or binding upon such Person or such Property or to which such Person or such Property is subject.

“Lender” means Texas Capital Bank, N.A., a national banking association, and its successors and assigns.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit, completed by the Borrower as the “applicant” thereunder.

“Letter of Credit Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time plus the amount of the Letter of Credit Payments.

“Letter of Credit Payment” means the amount advanced by the Lender to the beneficiary of a Letter of Credit which is not evidenced by the Note and for which the Lender remains unreimbursed by the Borrower.

“Letter of Credit Reimbursement Obligation” means the obligation of the Borrower to pay to the Lender, or reimburse the Lender for, any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

“LIBOR Rate” means, with respect to any Eurodollar Advance for any Interest Period, the greater of (i) the rate appearing on the display designated as “British Bankers Association Interest Settlement Rates” on the Bloomberg System (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or (ii) 2.00%.  In the event that the rate for clause (i) preceding is not available at such time for any reason, then the “LIBOR Rate” under clause (i) preceding with respect to such Eurodollar Advance for such Interest Period shall be determined by the Lender by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Lender and, in the absence of availability, such other method to determine such Eurodollar rate as may be selected by the Lender in its sole discretion.

“Lien” means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities and (d) the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party thereunder to file any financing statement which names such Person as debtor.

“Limitation Period” means any period while any amount remains owing on the Notes that interest on such amount, calculated at the applicable interest rate (plus any fees or other sums payable to the Lender under any Loan Document and deemed to be interest under applicable Law) would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” means an Advance made by the Lender.

“Loan Documents” shall mean this Agreement, the Note, the Letter of Credit Applications, the Security Documents, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect (exclusive of term sheets and commitment letters).

“Loan Party” means each of the Borrower and the Guarantors.

“Margin Regulations” means Regulations T, U and X of the Board of Governors, as in effect from time to time.

“Material Adverse Effect” shall mean (i) for any Loan Party, any adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise) of such Loan Party, (ii) for any Loan Party, any adverse effect upon the business operations, properties, results of operations or condition (financial or otherwise) of such Loan Party which increases the risk that any of the Debt of such Loan Party will not be repaid as and when due, (iii) any adverse effect upon the Collateral or (iv) any adverse effect on the priority or enforceability of the Liens securing the Note; if, with respect to any of the circumstances described in clauses (i), (ii) and (iii) preceding, the adverse effect could reasonably be anticipated to involve damage, loss or Debt of $25,000 or more.

“Material Agreement” means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is not cancelable by such Person upon notice of 90 days or less without (i) liability for further payment in excess of $25,000 or (ii) forfeiture of Property having an aggregate value in excess of $25,000.

“Material Debt” means, as to any Person, Debt (other than, with respect to the Borrower, Debt arising hereunder) of such Person in the principal amount aggregating in excess of $25,000.  For purposes of determining Material Debt, the “principal amount” of the obligations of such Person in respect of any Hedging Transaction at any time shall be the Hedge Termination Value.

“Mortgages” mean deeds of trust, mortgages, assignments of production, security agreements, collateral mortgages, and acts of pledge in form and substance reasonably acceptable to the Lender, executed or to be executed by the appropriate Person as security for the Obligations and other indebtedness described therein.

“Note” means a promissory note issued pursuant hereto, in substantially the form attached hereto entitled “Form of Promissory Note”, duly executed by the Borrower and payable to the order of a Lender, including any amendment, modification, renewal or replacement of such promissory note, which Note shall be in the aggregate amount of up to $50,000,000.

“Notice of Borrowing” means the notice referred to in Section 2.2, which shall be substantially in the form of the attachment hereto entitled “Form of Notice of Borrowing,” plus any applicable attachments.

“Obligated Parties” mean the Borrower and any other Persons, including the Guarantors, from time obligated by Guaranty or otherwise to pay all or any portion of the Obligations.

“Obligations” shall mean, without duplication, (i) all Debt evidenced by the Note, (ii) the Letter of Credit Reimbursement Obligations, (iii) the Letter of Credit Exposure, (iv) the obligation of the Borrower for the payment of the fees payable hereunder or under the other Loan Documents, (v) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document and (vi) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred; and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

“Off-Balance Sheet Debt” means, with respect to a Person, (a) any repurchase indebtedness, liability or obligation of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation of such Person under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation of such Person under any synthetic, off-balance sheet or tax retention lease, or (d) any indebtedness, liability or obligation of such Person arising with respect to any other transaction, or agreement for the use or possession of any Property, which is the functional equivalent, or takes the place, of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Oil and Gas Properties” means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of limited partnership, articles of formation or similar organizational documents, as applicable, of such Person.

“Participant” has the meaning given such term in Section 12.2.

“Permitted Indebtedness” means (i) the Obligations, (ii) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond the invoice date therefor or are being contested in good faith and as to which such reserve as is required by GAAP has been made and on which interest charges are not paid or accrued, and (iii) if the Lender has given its prior written consent thereto, Subordinated Debt and (iv) Debt arising under Acceptable Hedging Transactions and under the Hedging Agreement governing such Acceptable Hedging Transactions (but only to the extent such Debt arises in connection with Acceptable Hedging Transactions).

“Permitted Investments” means Investments in (i) indebtedness, evidenced by notes maturing not more than 12 months after the date of issue, issued or Guaranteed by the government of the United States of America, (ii) certificates of deposit maturing not more than 12 months after the date of issue, issued by the Lender or by commercial banking institutions each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $100,000,000, (iii) commercial paper, maturing not more than 270 days after the date of issue, issued by (a) the Lender (or any parent corporation of the Lender) or (b) a corporation (other than an Affiliate of the Borrower) with a rating of “P1” (or its then equivalent) according to Moody’s Investors Service, Inc., “A-1” (or its then equivalent) according to Standard & Poor’s Corporation or “F-1” (or its then equivalent) according to Fitch’s Investors Services, Inc., (iv) money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iii) above, or (v) such other instruments, evidences of indebtedness or investment securities as the Lender may approve in writing.

“Permitted Liens” means, with respect to any Property, each of the following:

(i)           Liens securing the Obligations;

(ii)          the following, if the validity and amount thereof are being contested in good faith and by appropriate legal proceedings and so long as (a) levy and execution thereon have been stayed and continue to be stayed, (b) they do not in the aggregate materially detract from or threaten the value of such Property, or materially impair the use thereof in the operation of the  business of the owner of such Property, and (c) a reserve therefor, if appropriate, has been established: claims and Liens for Taxes due and payable; claims and Liens upon and defects of title to real and personal property; claims and Liens of landlords, repairmen, mechanics, materialmen, warehousemen, or carriers, or similar Liens; and adverse judgments on appeal;

(iii)         Liens for Taxes not past due;

(iv)         landlords’, carriers’, warehousemen’s, repairmen’s, mechanics’ and materialmen’s Liens for services or materials (or other like Liens that do not secure Funded Debt) for which payment is not past due;

(v)          operators’ Liens incurred pursuant to oil and gas joint operating agreements entered into by the owner of such Property in the ordinary course of business which secure obligations not past due;

(vi)         Liens in favor of the lessor on the Property being leased under any Capitalized Lease permitted hereunder; and

(vii)        minor defects in title to an Oil and Gas Property not in any case materially detracting from the value of such Property;

provided, that Liens described in clauses (ii) through (vi) shall remain Permitted Liens only for so long as no action to enforce any of such Liens has been commenced and; provided, further, no intention to subordinate the first priority Liens granted to secure the Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens.

“Permitted Loans and Investments” means (i) loans by the Borrower or Guarantor that is not a natural person to, or Investments by the Borrower or any Guarantor that is not a natural person in, any Person not exceeding in the aggregate outstanding at any time for all such Persons the amount of $25,000 and not otherwise permitted under this Agreement and (ii) Permitted Investments.

“Person” means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust or any other entity or organization including a government or political subdivision or any governmental agency or instrumentality thereof.

“Plan” means any employee benefit plan which is covered by Title IV of ERISA.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“PW9 Value” means with respect to any Oil and Gas Property, the net present value of the oil and gas to be produced from such Oil and Gas Property, calculated using a discount rate of nine percent (9.00%) per annum and estimates of reserves, prices, production rates and costs acceptable to the Lender.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“RCWI” means RCWI, LP, a Texas limited partnership.

“RCWIGP” means RCWI, GP, LLC, a Texas limited liability company.

“Reef Partners” means Reef Oil & Gas Partners, LP, a Nevada limited partnership.

“Reef Partners GP” means Reef Oil & Gas Partners, GP, LLC, a Texas limited liability company.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulatory Documents” means, as to any Person, the bylaws, limited partnership agreement, regulations, operating agreement or similar regulatory documents, as applicable, governing the internal affairs of such Person.

“Release of Hazardous Substances” means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any Guarantor, with respect to which the Borrower or such Guarantor is legally obligated to respond under applicable Environmental Laws, by notifying the relevant Governmental Authority, investigating or undertaking corrective action.

“Representative’s Certificate” means a certificate signed by a Responsible Representative.

“Requirement of Law” means, as to any Person, its Organizational Documents, its Regulatory Documents, and all applicable Laws.

“Responsible Representative” means Michael J. Mauceli, Manager of RCWIGP.

“Restricted Payment” means any of the following:

(i)           any withdrawal from the Borrower of cash or other Property by an owner of an Equity Interest in the Borrower or the declaration or payment of any dividend on, or the incurrence of any liability to make, or the making of, any other payment or distribution in respect of, any Securities of or other Equity Interests in the Borrower without the prior written consent of the Lender except that, if no Default exists and the declaration and payment of cash dividends or cash distributions will not cause a Default to exist, the term Restricted Payment shall not include the declaration and the payment of cash dividends or cash distributions;

(ii)          any payment or distribution on account of the purchase, redemption or other retirement of any Securities of or other Equity Interests in the Borrower, or of any warrant, option or other right to acquire such Securities or such other Equity Interests, or any other payment or distribution made in respect thereof, either directly or indirectly;

(iii)         the repayment by the Borrower of any Debt owed to an Affiliate (other than repayments to the Borrower), except as specifically permitted by the Loan Documents.

“Revolving Credit Period” means the period commencing on the Closing Date and ending on the Final Maturity Date.

“Scheduled Determinations” has the meaning given such term in Section 2.8.1.

“Security” means any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a “security” or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

“Security Documents” means the security instruments executed and delivered in satisfaction of the condition set forth in Section 5.2.3, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Debt of the Borrower evidenced by promissory notes which by their terms, and by separate written subordination agreements among the payee thereof, the Borrower and the Lender, have been subordinated to the Note and other Obligations on terms satisfactory to the Lender in its sole discretion.

“Subsidiary” means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person.  The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

“Transferee” means any Person to which the Lender has sold, assigned or transferred an interest in, or granted a participation in, any of the Obligations, as authorized hereunder, and including Participants and potential purchasers, and any Person acquiring, by purchase, assignment, transfer (including transfers by operation of law), or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“Tribunal” means any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

“Type” when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Floating Rate or the Adjusted LIBOR Rate.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“Unused Available Commitment” means, at any time, an amount (not less than zero) equal to the remainder, if any, of the (a) Available Commitment for the Lender in effect at such time minus (b) the outstanding principal amount owed to the Lender under the Note at such time minus (c) the Letter of Credit Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“WSJ Rate” means, on any day, the greater of (i) the U.S. prime rate as published in The Wall Street Journal’s “Money Rates” table for such day or (ii) four and one-half percent (4.50%).  If multiple prime rates are quoted in such table, then the highest U.S. prime rate quoted therein shall be the prime rate under clause (i) above.  In the event that a U.S. prime rate is not published in The Wall Street Journal’s “Money Rates” table for any reason or The Wall Street Journal is not published that day in the United States of America for general distribution, the Lender will choose a substitute U.S. prime rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal’s “Money Rates” table.  Each change in the WSJ Rate shall become effective without notice to the Borrower on the effective date of each such change.

1.2.           Accounting Terms and Determinations; Changes in Accounting.

1.2.1.           Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrower shall have promptly notified the Lender on becoming aware thereof) with the most recent financial statements of the Borrower delivered to the Lender.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.  Changes in the application of accounting principles which do not have a material impact on calculating the financial covenants herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period.

1.2.2.           The Borrower will not change its method of accounting, other than immaterial changes in methods, changes permitted by GAAP in which the Borrower’s independent public accountants concur and changes required by a change in GAAP, without the prior written consent of the Lender.  To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, neither the Borrower nor any of its Subsidiaries will change the manner in which either the last day of its fiscal year or the last day of the first three fiscal quarters of its fiscal years is calculated without the prior written consent of the Lender.

1.3.           References.  References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections or clauses of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears.  Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document.  References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.  The phrases “this Section” and “this clause” and similar phrases refer only to the sections or clauses hereof in which such phrases occur.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) shall mean “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.  The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.  Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to.  References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form.  References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  References in this Agreement to Persons include their respective successors and permitted assigns.  References in this Agreement and the other Loan Documents to "reasonable", "reasonably" and words of similar import when applied to any request or demand which the Lender is permitted to make hereunder or under any other Loan Document or as applied to a determination of the reasonableness of the amount or the incurrence of any expense shall be interpreted and construed from the perspective of an administrative agent, a collateral agent or a lender, as applicable, in a senior credit facility where such administrative agent, collateral agent or lender is regulated by various governmental agencies, seeks a high level of assurance regarding the operations, collateral position, condition (financial or otherwise) and Properties of the Borrower and other Persons Guaranteeing or otherwise connected to such facility and seeks a high level of assurance and advice regarding its rights and duties under the Loan Documents, and the Borrower and any other Person Guaranteeing or otherwise connected to such facility shall comply with such request or demand or accept such determination unless the Borrower or such other Person proves that such request, demand or determination is or was unreasonable.

1.4.           Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

1.5.           Joint Preparation; Construction of Indemnities and Releases.  This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.  All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

1.6.           Time References.  Unless otherwise indicated, all references to a time of day refer to the time of day in the Central Time Zone for such day, as generally in effect in the state of Texas.

1.7.           Types of Loans and Advances.  For purposes of this Agreement, Loans and Advances, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Advance”).

ARTICLE II

TERMS OF FACILITIES

2.1.          Reducing Revolving Line of Credit and Letter of Credit Facilities.

2.1.1.           (i)  During the Revolving Credit Period, and if no Default exists, the Lender agrees, subject to the other terms and conditions of this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed, in the aggregate at any one time outstanding, its Available Commitment.

(ii) Subject to the terms hereof, each Advance shall be comprised entirely of FLR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(iii) At the commencement of each Interest Period for any Eurodollar Advance, such Advance shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  At the time that each FLR Advance is made, such Advance shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an FLR Advance may be in an aggregate amount that is equal to the Unused Available Commitment.  Advances of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Advances outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Advances if the Interest Period requested with respect thereto would end after the Final Maturity Date.

2.1.2.           The Lender shall not be obligated to lend to the Borrower, and the Borrower shall not be entitled to borrow hereunder, any amount which would cause the sum of the outstanding principal amount of the Note plus the Letter of Credit Exposure, to exceed the Available Commitment.

2.1.3.           Upon the terms and conditions and relying on the representations and warranties contained in this Agreement,

(i) the Lender agrees, from the date of this Agreement until the date which is 30 days prior to the Final Maturity Date, to issue standby letters of credit hereunder for the account of the Borrower, and to renew and extend standby Letters of Credit.

(ii) letters of credit shall be issued hereunder and Letters of Credit shall be renewed or extended from time to time on any Business Day designated by the Borrower following the receipt by the Lender of the written (or oral, confirmed promptly in writing) request by a Responsible Representative of the Borrower therefor and, if for the issuance of a new letter of credit hereunder, a Letter of Credit Application; provided, however, that

(a)         the expiry date of such requested letter of credit cannot be later than the earlier of (1) 365 days from the date of issuance, unless automatically renewable by its terms, or, if issued in favor of the Texas Railroad Commission, 15 months following the date of issuance, (2) the last date before which the Borrowing Base is scheduled to reduce to an amount less than the sum of the maximum drawable amount of the requested letter of credit plus the undrawn amount of all outstanding Letters of Credit which, by their terms, might be outstanding on such reduction date or (3) 30 days prior to the Final Maturity Date;

(b)         the aggregate outstanding principal balance of the Note plus the Letter of Credit Exposure shall not exceed at any time the Borrowing Base;

(c)         the Letter of Credit Exposure shall not exceed at any time $500,000;

(d)         with the exception of standby letters of credit to support plugging bond obligations of the Borrower (for which there shall be no minimum dollar amount or maximum number of such letters of credit), no letter of credit shall be issued hereunder in an amount less than $25,000; and

(e)         the Lender shall not be obligated to issue a letter of credit pursuant hereto or to renew or extend a Letter of Credit, and the Borrower shall not be entitled to have a letter of credit issued pursuant hereto or to have a Letter of Credit renewed or extended, if the issuance of the requested letter of credit or the renewal or extension of an existing Letter of Credit would cause, after taking into account the mandatory reductions in the Borrowing Base required during the proposed term of such requested letter of credit or existing Letters of Credit, the sum of the undrawn amount of all Letters of Credit plus the aggregate outstanding principal amount of the Note, to exceed the Available Commitment.

(iii) except as otherwise permitted by clause (ii)(d) above, the Lender shall have no obligation to issue a letter of credit hereunder if as a result thereof, there would be outstanding more than five (5) standby Letters of Credit under clause (i) above.

2.2.          Method of Borrowing and Obtaining Letters of Credit.

2.2.1.           The Borrower shall give the Lender an irrevocable notice (a “Notice of Borrowing”) not later than (a) in the case of a Eurodollar Advance, not later than 11:00 a.m. CT, three (3) Business Days before the date of such proposed Advance or (b) in the case of an FLR Advance, not later than 12:00 p.m. CT on the date of such proposed Advance.  Each Notice of Borrowing shall specify each of the following:

(i)  the Borrowing Date, which shall be a Business Day, of such requested Advance.

(ii) the aggregate amount of such requested Advance.

(iii) whether such Advance is to be an FLR Advance or a Eurodollar Advance.

(iv) in the case of a Eurodollar Advance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Advance is specified, then the requested Advance shall be an FLR Advance.  If no Interest Period is specified with respect to any requested Eurodollar Advance, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.  Each Notice of Borrowing shall constitute a representation by the Borrower that (a) the amount of the requested Advance shall not cause the total principal of the Note plus the Letter of Credit Exposure to exceed the Commitment and (b) no Default is in existence at the time of delivery to the Lender of such Notice of Borrowing.

2.2.2.           A Notice of Borrowing shall not be revocable by the Borrower without the consent of the Lender.

2.2.3.           The Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof.  The Lender will make such Loans available to the Borrower by promptly crediting the amount of the Loan, to an account of the Borrower maintained at the Lender.  Nothing herein shall be deemed to obligate the Lender to obtain the funds for such Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

2.2.4.           The Borrower shall give the Lender an irrevocable request for a letter of credit prior to 12:00 p.m. CT at least three (3) Business Days before each such requested letter of credit under Section 2.1, by completing and delivering an irrevocable Notice of Borrowing together with a completed and executed Letter of Credit Application.  The Letter of Credit Application must be completed in a manner and shall use such wording as is acceptable to the Lender.

2.2.5.           Upon receipt of the Letter of Credit Application, the Lender shall issue such letter of credit if the conditions of Section 2.1.3, Article V or elsewhere herein have been satisfied.

2.2.6.           Subject to the terms hereof, in the event that any beneficiary of a Letter of Credit shall have taken the steps necessary in the sole judgment of the Lender to obligate or permit the Lender to make a payment under such Letter of Credit, the Borrower shall be deemed to have delivered to the Lender a Notice of Borrowing under Section 2.2 for an Advance in the amount of such payment amount, regardless of any limitations or unsatisfied conditions set forth herein or if a Default exists.  The Lender shall pay over the proceeds of such Advance to itself as reimbursement for amounts paid by the Lender to the beneficiary under such Letter of Credit.

2.3.          Note.

2.3.1.           The Loans shall be evidenced by a Note issued by the Borrower, payable to the order of the Lender.

2.3.2.           The outstanding principal of the Note reflected by the notations (whether handwritten, electronic or otherwise) by the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note.

2.3.3.           The Lender will record on its books each Loan and the particulars thereof (e.g., date and amount) and each payment of principal or interest made by the Borrower with respect thereto, and may, if the Lender so elects in connection with any transfer or enforcement of the Note, endorse on the schedule (modified as the Lender shall deem advisable) forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note.  The Lender is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule (modified as the Lender shall deem advisable) as and when required.

2.4.          Certain Payments and Prepayments of Principal.

2.4.1.           If at any time the aggregate principal of the Note outstanding plus the Letter of Credit Exposure exceeds the Borrowing Base then in effect, the Borrower shall  on the day of such occurrence, repay the principal of the Note in an amount equal to such excess, except that if the circumstances described in this Section are the direct result of a decrease of the Borrowing Base under Section 2.8.1, then the provisions of Section 2.8.3 shall apply.

2.4.2.           In the event that a prepayment of the Note is required under the terms hereof, and the aggregate outstanding principal of the Note is less than the amount required to be prepaid, the Borrower shall repay the entire balance of the Note and, in accordance with the provisions of the relevant Letter of Credit Application executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender as additional collateral securing the Obligations, an amount of immediately available funds equal to the difference of the Letter of Credit Exposure less the Borrowing Base.

2.5.          Interest Rates; Payment of Interest.

2.5.1.           The unpaid principal of the Note shall bear interest from the date hereof, at a rate per annum equal to the lesser of the (i) the Floating Rate or such higher rate as is specified in Section 3.3 or (ii) the Highest Lawful Rate.  Each Loan comprising an FLR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such FLR Advance is made or is automatically converted from a Eurodollar Advance into an FLR Advance pursuant to Section 2.5.5, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.5.5, at a rate per annum equal to the lesser of (a) the Floating Rate or, if applicable, such higher rate as is specified in Section 3.3 or (b) the Highest Lawful Rate.

2.5.2.           Each Loan comprising a Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period equal to the lesser of (a) the Adjusted LIBOR Rate for the Interest Period in effect for such Advance or, if applicable, such higher rate as is specified in Section 3.3 or (b) the Highest Lawful Rate.

2.5.3.           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Final Maturity Date; provided that interest accrued pursuant to Section 3.3 shall be payable on demand.

2.5.4.           Each determination hereunder of interest on the Note and fees hereunder based on per annum calculations shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate.  All interest rates applicable hereunder shall be determined by the Lender, and such determinations shall be conclusive absent manifest error, and be binding upon the parties hereto.

2.5.5.           If prior to the commencement of any Interest Period for a Eurodollar Advance:

(a) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate for such Interest Period; or

(b) the Lender determines that the Adjusted LIBOR Rate or LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Advance for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone or electronic means as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (ii) if any Notice of Borrowing requests a Eurodollar Advance, such Advance shall be made as an FLR Advance.

2.5.6.           Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrower upon the effective date of each change in the Floating Rate or the Highest Lawful Rate, as the case may be.

2.5.7.           In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an FLR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.6.          Unused Available Commitment Fees; Engineering Fees; Facility Fees; Letter of Credit Fees; Authorized Payments by Lender; Processing Fee; Prepayment Fee.

2.6.1.           The Borrower shall pay to the Lender a commitment fee of one-half of one percent (1/2 of 1.00%) per annum, calculated daily on the actual number of days the Commitments are outstanding on the amount of the Unused Available Commitment in effect from time to time, such commitment fee to be payable quarterly in arrears on each January 1, April 1, July 1, and October 1 occurring hereafter, and upon termination of the Commitment.

2.6.2.           (i) The Borrower shall pay to the Lender on the Closing Date an engineering fee in the amount of $5,000, and thereafter shall pay an engineering fee in the amount of $5,000 if the Lender’s internal engineers perform the engineering review of the Collateral or the actual fees and expenses of any third-party engineers retained by the Lender to prepare an engineering report, payable at the time of the Scheduled, Discretionary or Borrower Requested Determinations of the Borrowing Base referred to in Section 2.8.1 or at the time of a redetermination of the Borrowing Base required under Section 7.9.2.

2.6.3.           To compensate the Lender for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender (i) on the Closing Date, a facility fee of one percent (1.00%) of the initial Borrowing Base and (ii) thereafter upon each determination of an increase in the Borrowing Base pursuant to Section 2.8.1, a facility fee in the amount of one percent (1.00%) of the amount by which the Borrowing Base is increased over that in effect on the date of determination.

2.6.4.           The Borrower shall pay to the Lender at the time of each issuance of a letter of credit hereunder and at the time of each renewal (including extensions) of a Letter of Credit, a letter of credit fee equal to the greater of (i) two percent (2.00%) per annum of the face amount of such letter of credit or Letter of Credit, as applicable, for the maximum number of days from such date of issuance or renewal, as applicable, to the expiry date of such letter of credit or Letter of Credit, as applicable, and (ii) $1,000.

2.6.5.           The Lender is irrevocably authorized to make Loans under the Note for the payment of the fees and expenses of the Lender required to be paid by the Borrower hereunder.  The Lender shall pay over such Loan proceeds to itself or directly to such other Persons entitled to payment hereunder.

2.6.6.           To compensate the Lender for the cost of processing requests for waivers, partial releases, amendments and consents regarding the provisions of this Agreement or the other Loan Documents, the Borrower shall pay to the Lender at the time of granting such waiver, providing such partial release, entering into such amendment or granting such consent, the amount of $2,500 plus such additional amounts as the Lender and the Borrower shall agree.

2.7.          Termination of Credit Facilities; Maturity of Note; Right of Borrower to Terminate Credit Facilities.

2.7.1.           The obligations of the Lender to the Borrower under Section 2.1 shall, subject to its continuing obligation to fund Letters of Credit, terminate on the Final Maturity Date, unless terminated earlier in accordance with the terms hereof.

2.7.2.           The Note shall finally mature no later than the Final Maturity Date, and any unpaid principal of the Note and accrued, unpaid interest thereon shall be due and payable on such date.

2.7.3.           The Borrower shall have the right upon payment in full of the Obligations and the cancellation of all outstanding Letters of Credit, to cancel in full (but not in part) the credit facilities provided for herein, with no right of reinstatement.

2.8.          Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.

2.8.1.           On the basis of the information furnished to the Lender hereunder and such other reports, appraisals and information as the Lender may reasonably deem appropriate, the Lender shall have the right to determine a new Borrowing Base two (2) times a year prior to the Final Maturity Date, such determinations to occur approximately six (6) months apart, or at any time it may elect if a Default has occurred which is continuing (the “Scheduled Determinations”), or at such other or additional times prior to the Final Maturity Date as the Lender in its reasonable discretion may elect (the “Discretionary Determinations”), and the Lender shall determine a new Borrowing Base at the Borrower’s expense at such additional times, but no more often than one (1) time in any 12-month period without the Lender’s consent, as the Borrower may request in connection with any material change in the value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base (the “Borrower Requested Determinations”).  Such determinations, if made, shall be in the Lender’s discretion and in accordance with the customary practices and standards of the Lender for loans of a similar nature as in effect at the time such determinations are made (except that the Lender and the Borrower may agree to different amount than would be determined in accordance with the foregoing) and shall be conclusive as to the Borrower, and any increases in the Borrowing Base must be approved by the Lender and shall be subject to the Lender’s complete credit approval process.  There is no duty, implied or explicit, on the Lender to ever increase the Borrowing Base.

2.8.2.           The Borrowing Base shall be automatically reduced as of the 1st day of each month, commencing August 1, 2010, and continuing on the first day of each month thereafter until the Final Maturity Date.  Such reductions in the Borrowing Base each month shall be in the amount of $0.00 per month unless redetermined as herein permitted.  At the time of each new Borrowing Base determination under Section 2.8.1, the Lender in their sole discretion may increase the amount of such monthly reductions, and the Lender may decrease the amount of such monthly reductions.  Any decreases in the monthly reductions must be approved by the Lender and shall be subject to the Lender’s complete credit approval process.  There is no duty, implied or explicit, on the Lender to ever decrease the amount of the monthly Borrowing Base reduction amounts.

2.8.3.           Upon the occurrence of a Borrowing Base Deficiency, the Borrower shall, within 30 days following notice by the Lender of the existence of such Borrowing Base Deficiency, do any one or more of the following in an aggregate amount at least equal to such Borrowing Base Deficiency: (i) prepay the principal of the Note or (ii) cause to be created first and prior perfected Liens (subject only to Permitted Liens) in favor of the Lender, by instruments reasonably satisfactory to the Lender, on producing Oil and Gas Properties (or in immediately available funds if the circumstances described in Section 2.4.2 are applicable) which in the opinion of the Lender would increase the Borrowing Base by an amount sufficient, in combination with clause (i) preceding, to eliminate such Borrowing Base Deficiency.

2.8.4.           Upon each redetermination of the Borrowing Base, the Lender will notify the Borrower of such determination (which notice may be orally communicated to the Borrower and confirmed promptly thereafter in writing if the Borrowing Base is being decreased or the monthly Borrowing Base reduction amount is being increased), and the Borrowing Base and the amount by which the Borrowing Base shall be reduced so communicated to the Borrower shall become effective immediately upon such notification (or such other date as is stated in such notice and regardless of any Notice of Borrowing the Lender might have received) and shall remain in effect until the next subsequent redetermination of the Borrowing Base.  The Lender may condition any increase in the Borrowing Base or decrease in the monthly Borrowing Base reduction amount to the Borrower’s execution and return of the notice given under this Section, which notice may contain and require confirmations by the Borrower of representations, warranties and covenants contained in the Loan Documents.

2.8.5.           The Borrower may at any time by written notice to the Lender request that the Borrowing Base be reduced (with no right of reinstatement) by an amount specified by the Borrower in such reduction notice, and the Borrowing Base shall be deemed so reduced upon receipt by the Lender of such reduction notice.  Further, in the event the Borrower is advised of any increase in the Borrowing Base, the Borrower may decline to utilize the increased borrowing availability created thereby and by written notice to the Lender irrevocably refuse to accept all or a portion of such increase, but any such refusal notice received by the Lender more than five (5) Business Days following such increase in the Borrowing Base shall be treated as a Borrowing Base reduction notice under the immediately preceding sentence.

2.9.          Interest Elections for Conversions and Continuations.

2.9.1.          Each Advance initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Advance, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Advance to a different Type or to continue such Advance and, in the case of a Eurodollar Advance, may elect Interest Periods therefor, all as provided in this Section 2.9.  The Borrower may elect different options with respect to different portions of the affected Advance, and the Loans comprising each such portion shall be considered a separate Advance.

2.9.2.         To make an election pursuant to this Section 2.9, the Borrower shall notify the Lender of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.2.1 if the Borrower were requesting an Advance of the Type resulting from such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

2.9.3.         Each telephonic and written Interest Election Request shall specify the following information and be in compliance with Section 2.1:

(i)     the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Advance is to be an FLR Advance or a Eurodollar Advance; and

(iv)  if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Advance but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

2.9.4.         If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to an FLR Advance.  Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing:  (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance (and any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective) and (ii) unless repaid, each Eurodollar Advance shall be converted to an FLR Advance at the end of the Interest Period applicable thereto.

2.10.        Request for Extension of Maturity.

2.10.1.      Following receipt by the Lender of a written request from the Borrower, given by the Borrower no earlier than six (6) months prior to the Final Maturity Date, the Lender agrees to consider, in accordance with the customs and standards of the Lender in effect at such time for loans of a similar nature to the Loan and subject to the Lender’s complete approval process, a request by the Borrower to extend the Final Maturity Date.  The Lender might charge the Borrower fees to process any such request or to grant any such extension.

ARTICLE III

GENERAL PROVISIONS

3.1.          General Provisions as to Payments and Loans.

3.1.1.           All payments of principal and interest on the Note and of fees hereunder shall be made, without setoff, deduction or counterclaim, by 12:00 p.m. CT on the date such payments are due in federal or other funds immediately available at the principal office of the Lender referred to in Article XIII and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the Lender for its full and unrestricted use.  Whenever any payment of principal of or interest on the Note or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.  The Lender is hereby authorized upon notice to the Borrower to charge the account of the Borrower maintained with the Lender, for each payment of principal, interest and fees as it becomes due hereunder.

3.1.2.           All payments made by the Borrower on the Note shall be made free and clear of, and without reduction by reason of, any Taxes.

3.1.3.           All requests for Advances or letters of credit hereunder and renewals (including extensions) of Letters of Credit shall be made on a Business Day.

3.1.4.           All Advances shall be made available to the Borrower on a Business Day at the Lender’s address referred to in Article XIII; all letters of credit hereunder shall be issued on a Business Day; and all Letters of Credit shall be renewed (including extensions) on a Business Day.

3.1.5.           All payments and fundings shall be denominated in Dollars.

3.2.          Telephonic Notices.  The Borrower hereby authorizes the Lender to extend Advances, to issue letters of credit hereunder, to renew (including extensions) Letters of Credit and to transfer funds, and hereby authorizes the Lender to make Loans, based on telephonic, e-mail or other electronic notices made by any Person the Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic, e-mail or other electronic notices, signed by a Responsible Representative.  If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall be prima facie, but not conclusive, evidence of the matter notwithstanding anything to the contrary in such confirmation.

3.3.          Default Interest.  Unless waived by the Lender, the principal of the Note shall bear interest at the Default Rate during any time an Event of Default exists and, to the extent not prohibited by Law, overdue interest on the Note shall bear interest at the Default Rate.

3.4.           Prepayments Permitted.  The principal of the Note and accrued interest thereon may be prepaid by the Borrower in whole or in part at any time and, except as otherwise specifically provided herein or with respect to Eurodollar Advances, shall be without premium or penalty.  Each prepayment of Advances pursuant to this Section shall be applied, first, ratably to any FLR Advances then outstanding, and, second, to any Eurodollar Advances then outstanding, and if more than one Eurodollar Advance is then outstanding, to each such Eurodollar Advance in order of priority beginning with the Eurodollar Advance with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Advance with the most number of days remaining in the Interest Period applicable thereto.  Prepayments of Advances shall be accompanied by accrued interest to the date of prepayment.  In the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

3.5.           Limitation Period.  Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended.  During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) the amount of all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

3.6.           Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) the Lender shall promptly notify the Borrower thereof and the Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as the Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by the Lender shall be made instead as FLR Loans (and, if the Lender so requests by notice to the Borrower, all Affected Loans of the Lender then outstanding shall be automatically converted into FLR Loans on the date specified by the Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) FLR Loans, all payments of principal which would otherwise be applied to the Lender’s Affected Loans shall be applied instead to its FLR Loans.

3.7.           LATE CHARGE.  If a payment remains unpaid for a period of 15 days or more from the date such payment is due, the Lender may charge a delinquency charge equal to 5.00% of the amount of such payment, which charge shall be due upon demand.

ARTICLE IV

COLLATERAL

4.1.          Security.

4.1.1.           To secure the Obligations, the Borrower will cause the appropriate Person to execute and deliver to the Lender each of the following documents and instruments:

(i) the Mortgages from the Borrower and RCWI on no less than 90% of the PW9 Value of the Oil and Gas Properties utilized in determining the Borrowing Base.

(ii) the Guaranty of each of RCWI and RCWIGP.

(iii) a general security agreement from the Borrower.

(iv) a waiver of operator’s Lien from Reef Exploration L.P., the operator of certain of the Collateral.

4.1.2.           All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Lender and its counsel and shall be supported by such legal opinions as the Lender or its counsel may reasonably request.

4.1.3.           All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Lender for the benefit of the Persons identified therein, subject only to Permitted Liens.

ARTICLE V

CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT

The obligation of the Lender to make Loans comprising an Advance or of the Lender to issue standby letters of credit hereunder or to renew or extend Letters of Credit shall be subject to the satisfaction of each of the following conditions:

5.1.          All Advances and Letters of Credit.  In the case of each Advance to be made or letter of credit to be issued hereunder or renewals (including extensions) of Letters of Credit (except the initial Advance made hereunder):

5.1.1.           timely receipt by the Lender of a Notice of Borrowing and, if applicable, a Letter of Credit Application and other items required to be included therewith;

5.1.2.           the fact that, immediately before such requested Advance or letter of credit or requested renewal (including extensions) of a Letter of Credit, no Default shall have occurred and be continuing and that the making of any such Advance, the issuing of such letter of credit or the renewal (including extensions) of such Letter of Credit will not cause a Default;

5.1.3.           the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Advance, except to the extent that any such representation specifically makes reference to an earlier date, then such representation will be as of such earlier date;

5.1.4.          each request for an Advance, for a letter of credit to be issued hereunder or for the renewal (including extensions) of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such request, as to the facts specified in Sections 5.1.2 and 5.1.3; and

5.1.5.          the fact that each condition specified in Section 5.2 was satisfied at the time of the initial Advance hereunder or has been satisfied subsequent thereto or has been waived in writing by the Lender.

5.2.          Initial Advance.  In the case of the initial Advance or Letter of Credit:

5.2.1.          receipt by the Lender of each of the following:

(i) copies of the Organizational Documents, and all amendments thereto, of the Borrower and each Guarantor, accompanied by certificates that such copies are correct and complete, one issued by the Secretary of State of the state of incorporation or formation of the Borrower or such Guarantor, as applicable, dated a current date, and one executed by an authorized representative acceptable to the Lender dated the Closing Date.

(ii) copies of the Regulatory Documents (or similar documents), and all amendments thereto, of the Borrower and each Guarantor, accompanied by certificates that such copies are correct and complete of an authorized representative acceptable to the Lender dated the Closing Date.

(iii) certificates of the appropriate Tribunals of each jurisdiction in which the Borrower or any Guarantor, has an executive office or principal place of business, the Borrower or any such Guarantor was formed or in which any Collateral is located (if the Borrower or any such Guarantor is required to qualify to do business in such state), each dated a current date, to the effect that the Borrower or such Guarantor, as applicable, is in good standing with respect to the payment of franchise and/or other Taxes and, if required by Law, are duly qualified to transact business in such jurisdictions.

(iv) certificates of incumbencies  and signatures of all officers of the Borrower and each Guarantor, who will be authorized to execute or attest any of the Loan Documents on behalf of the Borrower or such Guarantor, as applicable, executed by an authorized representative acceptable to the Lender, dated the Closing Date.

(v) copies of resolutions approving the Loan Documents and authorizing the transactions contemplated therein, duly adopted by the governing authority of the Borrower and each Guarantor, as applicable accompanied by certificates of an authorized representative acceptable to the Lender, that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the authorized body of the Borrower, or such Guarantor, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date.

5.2.2.          receipt by the Lender of the duly executed Note in the amount at least equal to its Commitment, dated the Closing Date.

5.2.3.          receipt by the Lender of the documents described in Section 4.1.1, each duly executed and delivered by the appropriate Person and, if such is required by the Lender with respect to the Mortgages, duly recorded in the appropriate county or parish records.

5.2.4.           receipt by the Lender of such title opinions or title data as the Lender may reasonably request, in form and substance and from attorneys or other Persons reasonably acceptable to the Lender, covering and confirming title in such portions of the Collateral as the Lender may specify and such other documentation and information reasonably required by the Lender to satisfy the Lender of the status of the title of the Collateral.

5.2.5.           receipt by the Lender of a certificate of ownership interests in form and substance satisfactory to the Lender, certifying as to the ownership interests of the Borrower in its Oil and Gas Properties.

5.2.6.           receipt by the Lender of satisfactory evidence that prior Liens, if any, on the Collateral (other than Permitted Liens) are being released or assigned to the Lender concurrently with the Closing.

5.2.7.           receipt by the Lender of the results of searches of the UCC records of the applicable jurisdictions from sources acceptable to the Lender reflecting no Liens against any of the intended Collateral other than Permitted Liens.

5.2.8.           receipt by the Lender of certificates of insurance from the insurance companies insuring the Borrower and each Guarantor, confirming insurance for the Borrower and each such Guarantor meeting the standards of Section 7.4.1.

5.2.9.           receipt by the Lender of such additional information and documentation as the Lender may reasonably require relating to the Loan Documents (and amendments thereto) and the transactions contemplated hereby and thereby.

5.3.           Conditions Precedent for the Benefit of the Lender.  All conditions precedent to the obligations of the Lender to make any Advance or Loan or of the Lender to issue any letter of credit hereunder are imposed hereby solely for the benefit of the Lender, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lender will refuse to make any Advance or Loan or that the Lender will refuse to issue any letter of credit hereunder or renew or extend any Letter of Credit in the absence of strict compliance with such conditions precedent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower and, to the extent applicable to any Guarantor, such Guarantor hereby represents and warrants to the Lender as follows with the intention that the Lender shall rely thereon without any investigation or verification by the Lender or its counsel:

6.1.          Existence and Power.  The Borrower:

6.1.1.           is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas.

6.1.2.           has all partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.3.           is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.1.4.           owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender.

Reef Oil & Gas Partners, LP:

6.1.5.           is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Nevada and is the sole general partner of the Borrower.

6.1.6.           has all partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.7.           is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.1.8.           owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender.

Reef Oil & Gas Partners, GP, LLC:

6.1.9.           is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas and is the sole general partner of Reef Partners.

6.1.10.         has all company powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.11.         is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.1.12.         owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender.

RCWI, LP:

6.1.13.         is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas.

6.1.14.         has all partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.15.         is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.1.16.         owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender.

RCWI, GP, LLC:

6.1.17.         is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas and is the sole general partner of RCWI.

6.1.18.         has all company powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.19.         is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.1.20.         owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender.

6.2.           Authorization; Contravention.  The execution, delivery and performance by each Person (other than the Lender) purporting to execute this Agreement or the other Loan Documents are within such Person’s power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements or Mortgages in the appropriate recordation offices), and do not contravene, or constitute a default under, any provision of applicable law or regulation (including the Margin Regulations) or any agreement creating or governing such Person or any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of the Borrower, except Permitted Liens and Liens securing the Obligations.

6.3.          Binding Effect.

6.3.1.           This Agreement constitutes a valid and binding agreement of the Borrower; the Note, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Borrower; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same.

6.3.2.           Each Loan Document is enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

6.4.          Subsidiaries.

6.4.1.           The Borrower has no Subsidiaries other than, if subsequent to the Closing Date, such Subsidiaries as have been specifically approved by the Lender in writing.

6.5.          Disclosure.  No document, certificate or statement delivered to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact.  All information heretofore furnished by  the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Lender will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  The Borrower has disclosed to the Lender in writing any and all facts known to the Borrower (except facts of general public knowledge) which could reasonably be expected to materially and adversely affect the business, operations, prospects or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

6.6.          Financial Information.

6.6.1.           The financial information of the Borrower delivered to the Lender in connection with the request for this credit facility fairly present in all material respects, in conformity with GAAP, the financial position of the Borrower at the respective dates thereof.

6.6.2.           Except as disclosed in a writing delivered by the Borrower to the Lender prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in Section 6.6.1 above, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

6.7.          Litigation.  Except as disclosed in Exhibit 6.7, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting the Borrower or any Guarantor before any Tribunal or arbitrator in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially and adversely affect the business, operations, prospects or condition, financial or otherwise of the Borrower, or which could in any manner draw into question the validity of this Agreement or any other Loan Documents.

6.8.          ERISA Plans.  Neither the Borrower nor any ERISA Affiliate of the Borrower currently sponsors, maintains or contributes to or has at any time sponsored, maintained or contributed to any Plan.

6.9.          Taxes and Filing of Tax Returns.

6.9.1.          (i) The Borrower has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met).  The Borrower does not know of any proposed assessment of Taxes of a material amount against it, and all liabilities for Taxes of the Borrower are adequately provided for.

(ii) For each Guarantor, such Guarantor has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met).  Such Guarantor does not know of any proposed assessment of Taxes of a material amount against it, and all liabilities for Taxes of such Guarantor are adequately provided for.

6.9.2.          The Borrower does not intend to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

6.10.        Title to Properties; Liens; Environmental Liability.

6.10.1.        (i) The Borrower has good and indefeasible record title to all Property purported to be owned by it (except for Permitted Liens).  All of such Property is free and clear of all Liens other than Permitted Liens.  Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Lender, subject only to Permitted Liens.

(ii)  Each Guarantor has good and indefeasible record title to all Property purported to be owned by it (except for Permitted Liens).  All of such Property is free and clear of all Liens other than Permitted Liens.  Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Lender, subject only to Permitted Liens.

6.10.2.        (i) The Borrower has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment, or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower is or may be liable.

(ii) For each Guarantor, such Guarantor has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which such Guarantor is or may be liable.

6.10.3.        (i) Except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower from, affecting, or related to any Property of the Borrower has occurred.

(ii) For each Guarantor, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by such Guarantor from, affecting, or related to any Property of such Guarantor has occurred.

6.10.4.        (i) No Environmental Complaint has been received by the Borrower.

(ii) For each Guarantor, no Environmental Complaints have been received by such Guarantor.

6.11.        Business Compliance.

6.11.1.         The Borrower has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound.

6.11.2.         For each Guarantor, such Guarantor has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound.

6.12.        Licenses, Permits, Etc.

6.12.1.        The Borrower possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties.

6.12.2.         For each Guarantor, such Guarantor possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties.

6.13.        Compliance with Laws.

6.13.1.         The business and operations of the Borrower have been and are being conducted in accordance with all applicable Laws.

6.13.2.         For each Guarantor, the business and operations of such Guarantor have been and are being conducted in accordance with all applicable Laws.

6.14.        Governmental Consent.

6.14.1.         No consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of this Agreement or any other Loan Documents by the Borrower.

6.14.2.         For each Guarantor, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of any Loan Document by such Guarantor.

6.15.        Investment Company Act.  (i)  The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(ii) For each Guarantor, such Guarantor is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16.        State Utility.

6.16.1.        (i) The Borrower is not defined as a “utility” under the laws of the State of Texas or any other jurisdiction wherein the Borrower is required to qualify to do business.

(ii) For each Guarantor, such Guarantor is not defined as a “utility” under the Laws of the State of Texas or any other jurisdiction wherein such Guarantor is required to qualify to do business.

6.16.2.        (i) The Borrower is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

(ii) For each Guarantor, such Guarantor is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

6.17.        Refunds; Certain Contracts.

6.17.1.        (i) No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower or any Guarantor being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

(ii) For each Guarantor, no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in such Guarantor being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

6.17.2.        (i) The Borrower is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

(ii) For each Guarantor, such Guarantor is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

6.17.3.        (i) The Borrower has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

(ii) For each Guarantor, such Guarantor has not produced gas, in any material amount, subject to, and neither the Guarantor nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

6.18.        No Default.  No Default has occurred which is continuing as of the Closing Date, and the receipt by the Borrower of the initial Advance will not cause a Default to exist.

6.19.        Anti-Terrorism Laws.

6.19.1.         Anti-Terrorism Laws.  None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.19.2.         OFAC.  None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

ARTICLE VII

COVENANTS

So long as the Lender is required to make Loans hereunder or the Lender is required to issue letters of credit hereunder, any principal of or interest on the Note shall remain unpaid or any Letter of Credit remains outstanding, the Borrower will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

7.1.          Use of Proceeds and Letters of Credit.

7.1.1.           The Borrower will use the proceeds of the Loans solely, to finance the acquisition of Oil and Gas Properties, to develop its Oil and Gas Properties and for working capital purposes.

7.1.2.           Letters of Credit shall be used for the support of oil and gas operations; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds, without the prior written consent of the Lender.

7.1.3.           The Borrower will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any “security that is publicly-held” within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors.  The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any “margin stock” within the meaning of Regulation U. The Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of such Regulation U.

7.2.          Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information.  The Borrower will furnish to the Lender:

7.2.1.          (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, copies of the consolidated and consolidating statement of assets and liabilities of the Borrower and its consolidated subsidiaries as of the end of such fiscal year, and copies of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP; such financial statements to be audited by a firm of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender and accompanied by the unqualified opinion of such accountants.

(ii) on or before 60 days after the last day of each fiscal quarter a copy of (a) the unaudited consolidated and consolidating statement of assets and liabilities of the Borrower and its consolidated subsidiaries as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter and (b) the related statements of revenues and expenses, operations, changes in owners’ equity and cash flows for the quarter just ended and for that portion of the year ending on such last day, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrower under this Section.

(iii) simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate of the Borrower stating that such financial statements fairly and accurately reflect in all material respects the financial condition and results of operation of the Borrower for the periods and as of the dates set forth therein, subject, with respect to quarterly financial statements, to changes resulting from normal year-end adjustments and that the signers have reviewed the terms of this Agreement and the other Loan Documents, and have made, or caused to be made under their supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto.

(iv) within 30 days after each filing thereof by the Borrower and each Guarantor with any Governmental Authority, complete copies of the federal and state income tax returns so filed.

(v) on or before the 60th day after the last day of each fiscal quarter, a copy of (a) the unaudited statement of assets and liabilities of each Guarantor, as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter and (b) the related statements of operations, changes in owners’ equity and cash flows for the quarter just ended and for that portion of the year ending on such date, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Guarantor under this Section.

7.2.2.          (i) within 60 days following each month end, an oil and gas production report covering the Oil and Gas Properties of the Borrower utilized in determining the Borrowing Base.

(ii) within 60 days following each month end, a report setting forth oil, gas and liquid hydrocarbons production volumes by major field and in total from the Oil and Gas Properties utilized in determining the Borrowing Base for such month ended, and the total oil, gas and liquids production of all fields of the Borrower and the prices received therefor, the lease operating expenses on a property-by-property basis and such other information as the Lender shall request.

(iii) within 15 days following each request by the Lender, a report setting forth all accounts receivable and accounts payable of the Borrower as of the date specified in such request, such report to show the age of such accounts and such other information as the Lender shall reasonably request.

(iv) as soon as available, and in any event on or before January 31 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender in its reasonable judgment, certified by any nationally — or regionally— recognized independent consulting petroleum engineers selected by the Borrower and acceptable to the Lender as fairly and accurately setting forth (a) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of the Borrower as of the preceding December 31, (b) the aggregate present value of the future net income with respect to such Properties, discounted at a stated per annum discount rate of proven and producing reserves, (c) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (d) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrower and other Persons with respect to such Properties; such engineering reports to be prepared using one consolidated data base and using “PhDWin” software, covering the Oil and Gas Properties of the Borrower.

(v) simultaneously with the delivery of such engineering and other reports under clauses (i) through (iv) above, a Representative’s Certificate certifying that, to the best of such signatory’s knowledge, such engineering and other reports are true, accurate and complete in all material respects for the periods covered in such reports; provided that to the extent such reports include projections of future volumes of production and future costs, it is understood that such estimates are necessarily based upon professional opinions, and the Borrower does not warrant that such opinions will ultimately prove to have been accurate.

(vi) within 10 days after any material change in insurance coverage by the Borrower from that previously disclosed to the Lender, a report describing such change, and, within 30 days after each request by the Lender, certificates of insurance from the insurance companies insuring the Borrower, describing the insurance coverage of the Borrower.

(vii) within 10 days after incurring any Guarantee, a report describing such Guarantee in reasonable detail; provided, however, that such reporting requirement shall not be construed as waiving or eliminating the restrictions set forth in Section 7.6.2 hereof.

7.2.3.          (i) within 10 days after any Responsible Representative becomes aware of the occurrence of any condition or event which constitutes a Default, a Representative’s Certificate specifying the nature of such condition or event, the period of existence thereof, what action the Borrower has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied.

(ii) within 10 days after the Borrower’s or any Guarantor’s learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability of the Borrower or any Guarantor arising in connection with (a) the non-compliance with or violation of the requirements of any Environmental Law, (b) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment, or (c) the existence of any Environmental Lien on any Properties of the Borrower or any Guarantor, notice thereof.

(iii) within 10 days of the Borrower’s learning of any litigation or other event or circumstance which could reasonably be expected to have a Material Adverse Effect, notice thereof.

(iv) within 10 days after the occurrence thereof, notice of the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Collateral.

(v) within 10 days after the occurrence thereof, notice of any Change of Control Event.

7.2.4.          with reasonable promptness, such other information relating directly or indirectly to the financial condition, business, results of operations or Properties of the Borrower or any Guarantor as from time to time may reasonably be requested by the Lender.

7.3.          Inspection of Properties and Books.

7.3.1.          The Borrower will permit any officer, employee or representative of the Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least two (2) Business Days notice and at such reasonable times during normal business hours and intervals as the requesting Person may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

7.3.2.          Each Guarantor will permit any officer, employee or representative of the Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least two (2) Business Days notice and at such reasonable times during normal business hours and intervals as the requesting Person may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

7.4.          Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders.

7.4.1.           (i) The Borrower shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Lender all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Lender deems necessary or desirable in order to (a) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to secure the Obligations or (b) monitor or control the proceeds from the Collateral.

(ii) The Borrower and each Guarantor which has granted a security interest in connection herewith authorizes the Lender to complete and file, from time to time, financing statements naming the Borrower and such Guarantor, as applicable, as debtor to perfect Liens granted to secure the Obligations.

(iii) The Borrower shall take such action as may be requested from time to time by the Lender to maintain, or cause to be in effect at all times, first and prior Liens (subject to Permitted Liens) in favor of the Lender by instruments executed by the appropriate Person and properly recorded in the applicable jurisdictions on at least 90% by PW9 Value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base.

(iv) The Borrower and each Guarantor will at all times maintain or cause to be maintained hazard and liability insurance and additional insurance covering such risks as are customarily carried by businesses similarly situated, all such insurance to be in amounts and from insurers reasonably acceptable to the Lender, maintained by Borrower or Guarantor, as applicable, naming the Lender as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Lender, promptly furnish to the Lender evidence, reasonably satisfactory to the Lender, of the maintenance of such insurance.  The Lender shall have the right to collect, and the Borrower and each Guarantor hereby assigns to the Lender any and all monies that may become payable under any policies of insurance relating to business interruption, if any, or by reason of damage, loss, or destruction of any of the Collateral.  In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption, if any, or Collateral exceed $100,000, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower or the Guarantor, as applicable, the balance, if any, after such application has been made.  In the event of any such damage, loss, or destruction for which insurance proceeds are $100,000 or less, provided that no Default has occurred and is continuing, the Lender shall deliver any such proceeds received by it to the Borrower or the Guarantor, as applicable.

7.4.2.           The Borrower and each Guarantor will maintain its primary operating accounts with Texas Capital Bank, N.A., and will deposit all revenues of the Borrower and each such Guarantor in such accounts, although such requirement shall not be construed as requiring the maintenance of deposit balances.

7.4.3.           The Borrower and each Guarantor which has granted a Lien on Oil and Gas Properties in connection herewith shall upon request of the Lender, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Lender may from time to time request in respect of the Collateral to effect a transfer and delivery to the Lender of the proceeds of production attributable to the Collateral.

7.5.          Payment of Taxes and Claims.

7.5.1.           The Borrower will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) the Borrower shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto, and (c) if material, the Borrower has notified the Lender of such circumstances, in detail reasonably satisfactory to the Lender.

7.5.2.           Each Guarantor will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) such Guarantor shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto, and (c) if material, such Guarantor has notified the Lender of such circumstances, in detail reasonably satisfactory to the Lender.

7.6.          Payment of Debt; Additional Debt; Payment of Accounts.

7.6.1.          (i) The Borrower will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

(ii)  Each Guarantor will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

7.6.2.          (i) The Borrower will not create, incur or suffer to exist any Funded Debt, except without duplication (a) Funded Debt to the Lender and (b) Permitted Indebtedness.

(ii) No Guarantor will create, incur or suffer to exist any Funded Debt, except without duplication (a) Funded Debt to the Lender and (b) Permitted Indebtedness.

7.6.3.          (i) The Borrower shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

(ii) Each Guarantor shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

7.6.4.          (i) At any time an Event of Default exists or if any such payments will cause an Event of Default to exist, the Borrower shall not voluntarily make any payments on any of its Debts, other than the Obligations.

(ii) At any time an Event of Default exists or if any such payments will cause an Event of Default to exist, no Guarantor shall voluntarily make any payments on any of its Debts, other than the Obligations or payments made by such Guarantor to the Borrower.

7.7.          Negative Pledge.  (i) The Borrower will not create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

(ii) No Guarantor will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

(iii) RCWI will not create, suffer to exist or otherwise allow any Liens to be on or otherwise affect the Collateral whether now owned or hereafter acquired, except Permitted Liens.

7.8.          Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.

7.8.1.           (i) The Borrower will not make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) Permitted Loans and Investments, and (c) advances to employees of the Borrower for payment of expenses in the ordinary course of business.

(ii) No Guarantor will make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) Permitted Loans and Investments, and (c) advances to employees of such Guarantor for payment of expenses in the ordinary course of business.

7.8.2.           (i) The Borrower will not make any capital contribution to or make any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as permitted in clauses (a), (b) and (c) of Section 7.8.1(i).

(ii)  No Guarantor will make any capital contribution to or make any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as permitted in clauses (a), (b) and (c) of Section 7.8.1(ii).

7.8.3.           (i) The Borrower will not, directly or indirectly, make any Restricted Payment without the prior written consent of the Lender except as specifically permitted in the definition of such defined term.

(ii)  No Guarantor will, directly or indirectly, make any Restricted Payment without the prior written consent of the Lender except as specifically permitted in the definition of such defined term.

7.8.4.           (i) The Borrower shall not form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Lender, which consent, if given, may be conditioned on such Subsidiary’s execution of a Guaranty and security instruments covering all of the Property of such Subsidiary, each in form and substance reasonably satisfactory to the Lender.

(ii)  No Guarantor shall form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Lender, which consent, if given, may be conditioned on such Subsidiary’s execution of a Guaranty and security instruments covering all of the Property of such Subsidiary, each in form and substance reasonably satisfactory to the Lender.

7.9.          Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.

7.9.1.           (i) The Borrower will not (a) consolidate or merge with or into any other Person without the prior written consent of the Lender, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1. or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (e) permit a Change of Control Event to occur.

(ii) No Guarantor will (a) consolidate or merge with or into any other Person without the prior written consent of the Lender, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1. or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (e) permit a Change of Control Event to occur.

7.9.2.          (i) The Borrower will not sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having PW9 Value, or any of its other Property without the consent of the Lender, except for (i) sales of oil and gas after severance in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery or (ii) the sale or other disposition of its personal Property destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower.  Any consent by the Lender to the sale of any Property covered by this Section may include a requirement (to be treated as a Borrower Requested Determination) that a new Borrowing Base be determined under Section 2.8.1 and that the proceeds of such sale plus such additional amounts as the Lender deem necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations.

(ii) No Guarantor will sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having PW9 Value, or any of its other Property without the prior written consent of the Lender, except for (a) sales of oil and gas after severance in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate such Guarantor to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery or (b) the sale or other disposition of its personal Property destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower.  Any consent by the Lender to the sale of any Property covered by this Section may include a requirement (to be treated as a Borrower Requested Determination) that a new Borrowing Base be determined under Section 2.8.1 and that the proceeds of such sale plus such additional amounts as the Lender deems necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations.

(iii) RCWI will not sell, encumber or otherwise transfer all or any portion of the Collateral, other than transfers from RCWI to the Borrower and encumbrances to or for the benefit of the Lender.

7.9.3.          (i) The Borrower will not be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of Securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by the Borrower’s performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of the Borrower’s Property, except in favor of the Lender.

(ii) No Guarantor will be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by such Guarantor’s or the Borrower’s performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of such Guarantor’s or the Borrower’s Property, except in favor of the Lender.

7.9.4.         (i) The Borrower will not enter into any Hedging Transaction unless (a) such Hedging Transaction is an Acceptable Hedging Transaction and (b) the Hedging Agreement governing such Hedging Transaction does not contain any anti-assignment provisions restricting the Borrower or, if such agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows:  “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [company name] may assign and grant a security interest in its rights and interests hereunder to Texas Capital Bank, N.A. and its assigns, (the “Lender”) as security for [company name]’s present and future obligations to the Lender.  Until [hedge provider] is notified in writing by Texas Capital Bank, N.A. to pay to the Lender amounts due [company name] hereunder, [hedge provider] may continue to make such payments to [company name].”

(ii) The Borrower will not cause or permit any Hedging Transaction now existing or hereafter entered into by the Borrower to be amended, modified, terminated, negated through the Borrower’s entry into one or more new Hedging Transactions with the opposing effect, or liquidated without the prior written consent of the Lender.

(iii) The Borrower will not cause or permit any Hedging Agreement now existing or hereafter entered into by the Borrower to be amended, modified or terminated without the prior written consent of the Lender except for entering into usual and customary confirmations under such Hedging Agreements setting forth volume, pricing, duration and other such standard terms.

7.9.5.         (i) The Borrower will not amend its Organizational Documents or its Regulatory Documents in any material respect or in any respect which could be adverse to the interests of the Lender.

(ii) No Guarantor will amend its Organizational Documents or its Regulatory Documents in any material respect or in any respect which could be adverse to the interests of the Lender.

7.9.6.         (i) The Borrower will not issue any Equity Interests or rights, options or warrants to purchase any of the Borrower’s Equity Interests.

(ii) No Guarantor will issue any Equity Interests or rights, options or warrants to purchase any of such Guarantor’s Equity Interests.

7.10.        Primary Business; Location of Borrower’s Office; Ownership of Assets.

7.10.1.       (i) The primary business of the Borrower shall be and remain the oil and gas exploration, development and production business.

(ii) The primary business of each Guarantor shall be and remain the oil and gas exploration, development and production business.

7.10.2.        The location of the Borrower’s principal place of business and executive office shall remain at the address for the Borrower set forth on the signature page hereof, unless at least 10 days prior to any change in such address the Borrower provides the Lender with written notice of such pending change.

7.11.        Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.

7.11.1.        (i) The Borrower shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(ii) Each Guarantor shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(iii) The Borrower and each Guarantor shall remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if (a) it or such Guarantor is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto and (b) such well is now or hereafter becomes Collateral.

(iv) The Borrower shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of the Borrower in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Borrower.

(v) Each Guarantor shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of such Guarantor in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if such Guarantor shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Guarantor.

7.11.2.        (i) The Borrower shall comply in all material respects with all Laws and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to expose the Borrower to any material loss, penalty or forfeiture.

(ii) Each Guarantor shall comply in all material respects with all Laws and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to expose such Guarantor to any material loss, penalty or forfeiture.

7.11.3.        With respect to the Oil and Gas Properties referred to in this Section which are operated by operators other than the Borrower or a Guarantor or any Affiliate of the Borrower or a Guarantor, the Borrower shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of the Borrower, but the Borrower shall use commercially reasonable efforts to cause such operators to perform such undertakings.

7.11.4.        (i) The Borrower will not amend, alter or change in any respect which could reasonably be expected to be adverse to the interests of the Borrower or the Lender any agreements relating to the operations or business arrangements of the Borrower or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

(ii) No Guarantor will amend, alter or change in any respect which could reasonably be expected to be adverse to the interests of such Guarantor or the Lender any agreements relating to the operations or business arrangements of such Guarantor or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

7.12.        Transactions with Affiliates.

7.12.1.        The Borrower will not engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to the Borrower as could be obtained in an arm’s length transaction with an unaffiliated third party and (ii) such transaction is not disadvantageous to the Lender as the holder of the Note and (iii) the Lender is advised in writing of the terms of such transaction prior to the consummation thereof.

7.12.2.        No Guarantor will engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to such Guarantor as could be obtained in an arm’s length transaction with an unaffiliated third party and (ii) such transaction is not disadvantageous to the Lender as the holder of the Note.

7.13.        Plans.

7.13.1.        The Borrower will not assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

7.13.2.        No Guarantor will assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

7.14.        Compliance with Laws and Documents.

7.14.1.        The Borrower will not, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or its Regulatory Documents or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.14.2.        No Guarantor will, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or its Regulatory Documents or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.15.        Certain Financial Covenants.

7.15.1.        Interest Coverage Ratio.  The Borrower will not permit the ratio of Cash Flow to Fixed Charges to be less than 3.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after September 30, 2010.

“Cash Flow” for any period, means EBITDAX of the Borrower and its consolidated subsidiaries for such period minus Cash Taxes of the Borrower for such period.

“Cash Taxes” for any period, means federal income taxes and state taxes actually paid by the Borrower during such period.

“Distributions” means dividends, distributions or other payments to Persons on account of their being the holders of Equity Interests in the Borrower.

“EBITDAX” means, for any period, the pre-tax net income of the Borrower and its consolidated subsidiaries for such period plus (without duplication and only to the extent deducted in determining such net income), interest expense of the Borrower and its consolidated subsidiaries for such period, all tangible and intangible expenses directly related to the exploration for oil and gas, depreciation, non-cash amortization, depletion, write-down of Oil and Gas Properties and other non-cash expenses of the Borrower and its consolidated subsidiaries for such period less gains on sales of assets and other non-cash income for such period included in the determination of net income of the Borrower and its consolidated subsidiaries.

“Fixed Charges” means with respect to any period, the actual principal and interest payments on the Funded Debt of the Borrower and its consolidated subsidiaries during such period other than on Debt owed to the Lender plus interest payments on Debt owed to the Lender during such period.

7.15.2.         Current Ratio.  The Borrower will not permit the ratio of its Current Assets to its Current Liabilities to be less than 1.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after September 30, 2010.

“Current Assets” means the current assets of the Borrower plus the Unused Available Commitment, but excluding inter-company receivables.

“Current Liabilities”  means the current liabilities of the Borrower, exclusive of the current portion of the Note.

Notwithstanding the foregoing, during such times that the Borrower is required to deliver financial information to the Lender in accordance with generally accepted accounting principles, neither Current Assets nor Current Liabilities shall include the amount of or any liabilities respecting any non-cash items as a result of the application of Financial Accounting Standards Board Statement Nos. 115 and 133 and any subsequent amendments thereto or the fair value of any Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective).

7.15.3.         Additional Limitations on Distributions.  During the period from one reporting date under Section 7.2.1(ii) to the next reporting date under Section 7.2.1(ii) and if (i) no Default exists at the time of proposed Distributions and (ii) the Borrower will have no less than $250,000 in cash in Borrower’s account at the Lender after the making of each such Distribution, the Borrower will be entitled to make Distributions, in the aggregate, during such period to the extent of amounts in excess of 1.5 times Fixed Charges (except that the aggregate of such Distributions plus 1.5 times Fixed Charges does not exceed Cash Flow), as determined for the most recently ended fiscal quarter on the basis of the most recent financial statements delivered under Section 7.2.1(ii).  During the interim period from the Closing to the first reporting date under Section 7.2.1(ii), the amount of such excess is deemed to be $250,000, but the Borrower must be in compliance with clauses (i) and (ii) above in connection with any Distribution made during such interim period.

7.16.        Tax Shelter.  In the event the Borrower determines to take any action inconsistent with the representation in Section 6.9.2, it will promptly notify the Lender thereof.  Accordingly, if the Borrower so notifies the Lender, the Borrower acknowledges that the Lender may treat the Loans and Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender will maintain the lists and other records required by such Treasury Regulation.

7.17.        Additional Documents; Quantity of Documents; Title Data; Additional Information.

7.17.1.         The Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Lender may be required to better effectuate the transactions contemplated herein and in the other Loan Documents.

7.17.2.         The Borrower will deliver all certificates, opinions, reports and documents hereunder in such number of counterparts as the Lender may reasonably request.

7.17.3.         The Borrower shall furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Lender may from time to time reasonably request; and notify the Lender not less than 10 days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Lender, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

7.18.        ENVIRONMENTAL INDEMNIFICATION.  The Borrower shall, on a current basis, indemnify, defend and hold each Indemnified Party harmless on a current basis from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any hazardous substances on, under, or from any Property of the Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Property of the Borrower, whether prior to or during the term hereof, and whether by the Borrower or any predecessor in title, employee, agent, contractor, or subcontractor of the Borrower or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation, or disposal of any hazardous substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of the Borrower, or (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any hazardous substances by the Borrower or any employee, agent, contractor, or subcontractor of the Borrower while such Persons are acting within the scope of their relationship with the Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of Law, INCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE SOLE NEGLIGENCE, COMPARATIVE NEGLIGENCE OR CONCURRENT NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON ANY OF THE INDEMNIFIED PARTIES, but not any of the foregoing in this section arising from the gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification under this section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

7.19.        Exceptions to Covenants.  The Borrower shall not be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

7.20.        Anti-Terrorism Laws.  Neither the Borrower nor any of the other Obligated Parties shall (a) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on U.S. foreign policy.  The Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender, in its reasonable discretion, confirming the Obligated Parties’ compliance with this Section.

ARTICLE VIII

DEFAULTS; REMEDIES

8.1.           Events of Default; Acceleration of Maturity.  If any one or more of the following events (each an “Event of Default”) has occurred and has not been waived in accordance with the provisions hereof (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

8.1.1.         (i) the Borrower shall fail to pay, when due, any principal of, or interest on, (a) the Note or (b) any other Debt of the Borrower to the Lender.

(ii) the Borrower shall fail to pay when due, any fees or other amounts payable hereunder and not covered by clause (i) above, if such failure shall continue unremedied for a period of 10 days after notice thereof is given to the Borrower.

8.1.2.         (i) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.2.3, 7.6.2, 7.7, 7.8, 7.9 or 7.15.

(ii) any Guarantor shall (a) fail to comply with the provisions of its Guaranty or (b) revoke or attempt to revoke such Guarantor’s Guaranty or deny the validity or enforceability of such Guarantor’s Guaranty.

8.1.3.          the Borrower or any other Person (other than the Lender) shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Documents (other than those covered by Sections 8.1.1 or 8.1.2), for a period of 30 days after the earlier of (i) any Responsible Representative shall have become aware or reasonably should have become aware (regardless of the source of such awareness) of such default or (ii) written notice specifying such default has been given to such Person by the Lender.

8.1.4.         (i) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall  fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing.

(ii)  Any Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall  fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing.

8.1.5.         (i) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 30 days.

(ii)  an involuntary case or other proceeding shall be commenced against any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against any Guarantor under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 30 days.

8.1.6.         (i) the Borrower (a) shall default in the payment of any of its Material Debts (other than the Note) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period, or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

(ii)  Any Guarantor (a) shall default in the payment of any of its Material Debts (other than its Guaranty) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period, or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

8.1.7.         (i) the Borrower shall default in the payment of any of its Debts to the Lender or shall default in the performance or observance of any provision contained in any agreements or instruments evidencing or governing any such Debt and such default is not waived and continues beyond any applicable cure period.

(ii)  any Guarantor shall default in the payment of any of its Debts to the Lender or shall default in the performance or observance of any provision contained in any agreements or instruments evidencing or governing any such Debt and such default is not waived and continues beyond any applicable cure period.

8.1.8.         (i) one or more judgments or orders for the payment of money aggregating in excess of $25,000 shall be rendered against the Borrower which in the opinion of the Lender is not adequately covered by insurance and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days, or (b) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

(ii)  one or more judgments or orders for the payment of money aggregating in excess of $25,000 shall be rendered against any Guarantor which in the opinion of the Lender is not adequately covered by insurance and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days, or (b) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

8.1.9.         any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Borrower in this Agreement or by the Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made.  Without limiting the generality of the foregoing sentence, such incorrect representation, warranty, certification or statement shall be deemed to be incorrect in a material respect if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance or enforceability of any Loan Document, (ii) is or might reasonably be expected to be material and adverse to the financial condition or business operations of any Person or to the prospects of any Person, (iii) could reasonably be expected to impair the Borrower’s ability to fulfill its obligations under the terms and conditions of the Loan Documents, or (iv) could reasonably be expected to impair the Lender’s ability to receive full and timely payment of the Note.

8.1.10.       (i) any material license, franchise, permit, or authorization issued to the Borrower by any Tribunal is forfeited, revoked, or not renewed; or any proceeding with respect to seeking forfeiture or revocation thereof is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding.

(ii)  any material license, franchise, permit, or authorization issued to any Guarantor by any Tribunal is forfeited, revoked, or not renewed; or any proceeding with respect to seeking forfeiture or revocation thereof is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding.

8.1.11.       (i)  a default shall occur under any Material Agreement, other than this Agreement, to which the Borrower is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor, if such default, alone or when combined with all other defaults under Material Agreements causes or could reasonably be expected to cause a Material Adverse Effect.

(ii)  a default shall occur under any Material Agreement to which any Guarantor is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor, if such default, alone or when combined with all other defaults under Material Agreements causes or could reasonably be expected to cause a Material Adverse Effect.

8.1.12.        a Change of Control Event shall occur.

then, and in every such event, the Lender may at its option (i) declare the outstanding principal balance of and accrued interest on the Note to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, (ii) proceed to foreclose the Liens securing the Note, and (iii) take such other actions as are permitted by Law; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, (1) the commitment of the Lender to make Loans hereunder shall terminate except for funding obligations for Letters of Credit, (2) the commitment of the Lender to issue letters of credit hereunder or to renew (including extensions) Letters of Credit shall terminate and (3) the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

8.2.          Suits for Enforcement.  In case any one or more of the Events of Default specified in Section 8.1 shall have  occurred and be continuing, the Lender may, at its option, proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

8.3.          Remedies Cumulative.  No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.4.          Remedies Not Waived.  No course of dealing and no delay in exercising any rights under this Agreement or under the other Loan Documents shall operate as a waiver of any rights hereunder or thereunder of the Lender.

ARTICLE IX

MISCELLANEOUS

9.1.          Amendments and Waivers.

9.1.1.           Any provision of this Agreement, the Note or the other Loan Documents may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument signed by the Borrower and the Lender, and any consent required of the Lender herein must be in writing and, unless specifically stated otherwise herein, may be withheld for any reason or no reason.  Delivery of an executed counterpart of such written instrument by telecopy, e-mail, facsimile or other electronic means shall be effective delivery of a manually executed counterpart of such written instrument.

9.1.2.          Even though certain Guarantors might join in the execution of this Agreement or amendments hereto, the signature or consent of such Guarantors shall not be required with respect to any future amendments to this Agreement.

9.2.          Highest Lawful Interest Rate.  The Lender, the Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect, and the provisions of this Section 9.2 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  Regardless of any provision contained in any of the Loan Documents, the Lender shall never be entitled to receive, collect, or apply as interest on all or any part of the Loans, any amount in excess of the Highest Lawful Rate in effect from day to day, and, in the event the Lender ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Loans and treated hereunder as such; and, if the entire principal amount of the Loans owed to the Lender is paid in full, any remaining excess shall be repaid to the Borrower.  In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that, if the interest received by the Lender for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the Lender shall apply or refund to the Borrower the amount of such excess as provided in this Section, and, in such event, the Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

9.3.          INDEMNITY.

9.3.1.           Whether or not any Loans are ever funded or any letter of credit is ever issued hereunder, and in addition to any other indemnifications herein or in any other Loan Documents, the Borrower agrees to indemnify and defend and hold harmless on a current basis each Indemnified Party, from and against any and all liabilities, losses, damages, costs, interest, charges, counsel fees and other expenses and penalties of any kind which any of the Indemnified Parties may sustain or incur in connection with any investigative, administrative or judicial proceeding (whether or not any Indemnified Party shall be designated a party thereto) or otherwise by reason of or arising out of the execution and delivery of this Agreement or any of the other Loan Documents and/or the consummation of the transactions contemplated hereby or thereby.  The indemnification provisions in this Section shall be enforceable regardless of whether the liability is based on past, present or future acts, claims or legal requirements (including any past, present or future bulk sales law, environmental law, fraudulent transfer act, occupational safety and health law, or products liability, securities or other legal requirement), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, but not any of the foregoing in this Section arising from the gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification under this Section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

9.3.2.           Any amount to be paid under Section 9.3 to the Lender shall be a demand obligation owing by the Borrower and if not paid within three Business Days of demand shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower under Section 9.3 shall survive payment of the Note and the assignment of any right hereunder.

9.4.          Expenses.

9.4.1.           Whether or not any one or more of the Loans are ever funded, the Borrower shall pay or reimburse Lender, at Lender’s discretion, for (i) all reasonable out-of-pocket expenses of the Lender, including, without limitation, fees and disbursements of counsel for the Lender, incurred in connection with the preparation of this Agreement and the other Loan Documents (including the furnishing of any written or oral opinions or advice incident to this transaction) and, if appropriate, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all title review expenses, appraisal expenses, environmental assessment expenses, and any other due diligence expenses incurred, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including the supervision, maintenance or disposition of the Collateral) and investigative expenses incurred by the Lender in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors’ committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in Title 11 §362 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to Title 11 §1129 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Default Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under Section 9.4 surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

9.4.2.           THE BORROWER SHALL INDEMNIFY THE LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

9.4.3.           Any amount to be paid under Section 9.4 shall be a demand obligation owing by the Borrower and if not paid within three (3) Business Days of demand shall bear interest from the date of expenditure until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower under Section 9.4 shall survive payment of the Note and the assignment of any right hereunder.

9.5.           Taxes.  The Borrower will, to the extent it may lawfully do so, pay all Taxes (including interest and penalties but expressly excluding federal or state income taxes) which may be payable in respect of the execution and delivery of this Agreement or the other Loan Documents, or in respect of any amendment of or waiver under or with respect to the foregoing, and will hold the Lender harmless on a current basis against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above).  The obligations of the Borrower under this Section shall survive the payment of the Note and the assignment of any right hereunder.

9.6.           Survival.  All representations and warranties made by or on behalf of the Borrower in this Agreement or the other Loan Documents or in any certificate or other instrument delivered by the Borrower or on the Borrower’s behalf under the Loan Documents shall be considered to have been relied upon by the Lender and shall survive the delivery to the Lender of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of the Lender.

9.7.           Applicable Law; Venue.

9.7.1.           This Agreement has been negotiated, is being executed and delivered, and will be performed in whole or in part, in the State of Texas.  This Agreement, the other Loan Documents, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted and enforced pursuant to the Laws of the State of Texas (and the applicable federal Laws of the United States of America) without giving effect to its choice of law principles, except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

9.7.2.           The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Texas state court sitting in Dallas, Dallas County, Texas in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and the Borrower hereby specifically consents to the jurisdiction of the State District Courts of Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division.  Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.  Any judicial proceeding by the Borrower against the Lender or any Affiliate of the Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in the State District Courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division.

9.8.           WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES.  THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES (A) ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO AND (B) TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL DAMAGES (AS DEFINED BELOW).  THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER’S ENTERING INTO THIS AGREEMENT.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED).

9.9.           Headings.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof and words such as “hereunder” or “ herein” shall refer to the entirety of this Agreement unless specifically indicated otherwise.

9.10.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower and the Lender, shall be delivered to the Lender.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

9.11.           Invalid Provisions, Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

9.12.         Communications Via Internet.  The Borrower and each Guarantor (by its or his/her execution of a Guaranty), hereby authorizes the Lender and its counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or the Borrower and such Guarantor and the business affairs of the Borrower and such Guarantor via the Internet or other electronic communication without regard to the lack of security of such communications.

9.13.         USA Patriot Act Notice.  The Lender hereby notifies the Borrower and the other Obligated Parties that pursuant to the requirements of the USA Patriot Act, they are required to obtain, verify and record information that identifies the Borrower and the other Obligated Parties, which information includes the name and address of the Borrower and the other Obligated Parties and other information that will allow them to identify the Borrower and the other Obligated Parties in accordance with such Act.

9.14.         EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

9.15.         [Intentionally Omitted.].

9.16.         [Intentionally Omitted.].

9.17.        Increased Cost and Reduced Return.

9.17.1.         If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender and the result of any of the foregoing is to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note with respect thereto, by an amount reasonably deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

9.17.2.         If the Lender shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Lender as a consequence of the Lender’s obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

9.17.3.         The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section.  A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

9.18.        Taxes.

9.18.1.         For the purpose of this Section 9.18, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under the Note, and all penalties and interest with respect thereto, excluding (i) in the case of the Lender, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which the Lender is organized or in which its principal executive office is located, or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) in the case of the Lender, any United States withholding tax at the time the Lender first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or under the Note or from the execution or delivery of this Agreement or the Note.

9.18.2.         Any and all payments by the Borrower to or for the account of the Lender hereunder or under the Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under Section 9.13) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Lender, at its address referred to in Article XIII, the original or a certified copy of a receipt evidencing payment thereof.

9.18.3.         The Borrower agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by the Lender.  This indemnification shall be paid within 15 days after the Lender makes appropriate demand therefor.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

SETOFF

11.1.         Setoff.  In addition to, and without limitation of, any rights of the Lender under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by the Lender or any Affiliate thereof to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due.  The Lender shall give the Borrower written notice of such offset and application promptly after effecting it.  To the extent that the Borrower has accounts, which in the style thereof as reflected in the Lender’s records are designated as royalty, joint interest owner or operator accounts, the foregoing right of set off shall not extend to funds in such accounts which belong to, or otherwise arise from payments to the Borrower for the account of, third-party royalty, joint interest owners, or operators.

11.2.         Adjustments.  In the event that any payments made hereunder on the Obligations at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to that portion of the Obligations consisting of fees and expenses then due and payable, (ii) second, to that portion of the Obligations consisting of accrued, unpaid interest then due and payable, (iii) third, to that portion of the Obligations consisting of principal then due and payable, and (iv) last, to any other Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.         Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have any right to assign its rights or obligations under the Loan Documents.

12.2.         Participations; Setoffs by Participants.

12.2.1.         The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each a “Participant”) participating interests in any Loan owing to the Lender, the Note, any Commitment of the Lender or any other interest of the Lender under the Loan Documents.  In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the holder of the Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.

12.2.2.         The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, and the Lender shall also retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.

12.3.        Dissemination of Information.  The Borrower authorizes the Lender to disclose to any Transferee and any prospective Transferee any and all information in the Lender’s possession concerning the Borrower, each Guarantor and their respective Affiliates.

ARTICLE XIII

NOTICES

13.1.           Notices.  Except as otherwise specifically permitted herein, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Lender, at its address or facsimile number set forth on the signature pages hereof, or (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Lender and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received is not a Business Day or is after 4:00 p.m. CT on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; except that notices to the Lender under Article II shall not be effective until received by the Lender, and except that oral notices to the Borrower of decreases in the Borrowing Base or increases in the amount of the monthly Borrowing Base reductions shall be effective when so communicated to the Borrower.

13.2.           Change of Address.  The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

[Signature Page follows]

 ARTICLE XIV

ENTIRE AGREEMENT

THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF.  FURTHERMORE, IN THIS REGARD, THIS AGREEMENT  REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

In witness whereof, the undersigned have executed this Agreement as of the day and year first above written.

BORROWER: REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P.

	By:	Reef Oil & Gas Partners, L.P., as General Partner

	By:	Reef Oil & Gas Partners, GP, LLC, as General Partner

1901 N. Central Expressway, Suite 300		By: /s/ Michael J. Mauceli
Richardson, Texas 75080		Name: Michael J. Mauceli
Title: Manager

LENDER:

TEXAS CAPITAL BANK, N.A.

2000 McKinney Avenue, Suite 700	By:	/s/ Brian J. Petet
Dallas, Texas 75201		Name: Brian J. Petet
Attention: Energy Banking Group		Title: Senior Vice President
Facsimile: 214/932-6704

Signature Page
to Credit Agreement

FORM OF PROMISSORY NOTE

$50,000,000	Dallas, Texas	June 30, 2010

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (the “Borrower”) promises to pay to the order of Texas Capital Bank, N.A. (“Lender”), at its banking quarters in Dallas, Dallas County, Texas, the amount of $50,000,000, or so much thereof as may be advanced and be outstanding under this Note pursuant to the Credit Agreement dated of even date herewith by and between the Borrower and the Lender (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder.  Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

The date and amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is issued pursuant to and shall be governed by the Credit Agreement and the holder of the Note shall be entitled to the benefits of the Credit Agreement.  This Note shall finally mature on the Final Maturity Date.

Without being limited thereto or thereby, this Note is secured by the Security Documents.

The Borrower, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P.

By:	Reef Oil & Gas Partners, LP, as General Partner

By:	Reef Oil & Gas Partners, GP, LLC, as General Partner

By:
Michael J. Mauceli, Manager

LOANS AND PAYMENT OF
PRINCIPAL AND INTEREST

		Principal	Amount of	Unpaid
	Amount of	Paid or	Interest	Principal	Interest
Date	Loan	Prepaid	Paid	Balance	Paid to

FORM OF NOTICE OF BORROWING

Texas Capital Bank, N.A.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attention: Energy Group

Re:
Credit Agreement dated June 30, 2010, by and between Texas Capital Bank, N.A., as lender, and Reef Oil & Gas Income and Development Fund III, L.P., as borrower, (as amended, restated, or supplemented from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein as therein defined unless otherwise defined herein.

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

☐	1.	Advance

	(a)	Amount of Advance requested: $

	(b)	Requested funding date: , 20[ ]

	(c)	Type of Advance requested:

	(d)	In the case of a Eurodollar Advance, the initial Interest Period: , 20[ ]

	(e)	Request funding into Texas Capital Bank Account Number:

☐	2.	Included herewith is a completed Letter of Credit Application.

☐	3.	Included herewith is a request for a renewal or extension of an existing Letter of Credit as described therein.

The undersigned certifies that [s]he is a Responsible Representative, has obtained all consents necessary, and as such [s]he is authorized to execute and deliver this request.  The undersigned further certifies, represents, and warrants to the Lender that to the best of his/her knowledge the Borrower is entitled to receive the requested Advance or letter of credit under the terms and conditions of the Credit Agreement.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours, REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P.

By:	Reef Oil & Gas Partners, LP, as General Partner

By:	Reef Oil & Gas Partners, GP, LLC, as General Partner

By:
Michael J. Mauceli, Manager

FORM OF COMPLIANCE CERTIFICATE

                                    , 20

Texas Capital Bank, N.A.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attention: Energy Group

Re:
Credit Agreement dated June 30, 2010, by and between Texas Capital Bank, N.A., as lender, and Reef Oil & Gas Income and Development Fund III, L.P., as borrower, (as amended, restated, or supplemented from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein as therein defined unless otherwise defined herein.

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Representative of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

[1.           To the best of the knowledge of the undersigned, no Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1.           To the best of the knowledge of the undersigned, the following Defaults exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.           The compliance of the Borrower with certain financial covenants of the Credit Agreement, as of the close of business on                                       (the “Determination Date”), is evidenced by the following:

(a)           Section 7.6.3: Accounts Payable more than 90 days past due.

Required	Actual
Not more than $0.00 unless being contested in good faith by appropriate proceedings.	$ *
*If greater than $0.00, attach additional sheets containing explanations.

(b)           Section 7.9.4:  Hedging Agreements.

The Hedging Agreements of the Borrower and its positions thereunder as of the Determination Date are summarized on Schedule One attached hereto.

(c)           Section 7.15.1: Interest Coverage Ratio.

Required	Actual
Not less than 3.00 to 1.00	to 1.00

(d)           Section 7.15.2: Current Ratio.

Required	Actual
Not less than 1.00 to 1.00	to 1.00

(e)           Section 7.15.3 Additional Limitations on Distributions.

Calculation:

(i)  Cash Flow:  $

(ii)  Fixed Charges:  $

(iii)  Required Cash Flow to meet 1.5 x Fixed Charges:   $

(iv)  Free Cash Flow (amount in i minus amount in iii):  $

3.
To the best knowledge of the undersigned, the financial statements being delivered to the Lender concurrently herewith pursuant to the Credit Agreement fairly and accurately reflect the financial condition and results of operation of the Persons identified therein for the periods and as of the dates set forth therein, and the undersigned has reviewed the terms of the Credit Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of such Persons during the fiscal period covered by such financial statements.

4.	The circled answers to the following statements are each true and correct as of the Determination Date:

(a)
The annual statement of assets and liabilities of the Borrower as of its most recent fiscal year-end and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(i).  YES  NO

(b)
The quarterly statement of assets and liabilities of the Borrower as of the last day of its most recently ended fiscal quarter and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(ii).  YES  NO

(c)
The federal income tax return for the year most recently ended for each Person indicated below has been properly filed with the appropriate Tribunal and a copy thereof has been delivered to the Lender pursuant to Section 7.2.1(iv),

(i)	of the Borrower. YES NO

(ii)	of RCWI. YES NO

(iii)	of RCWIGP. YES NO

(iv)	of . YES NO

(d)	The financial statements as of the most recent [ ] for each Person indicated below have been delivered to the Lender pursuant to Section 7.2.1(v),

(i)	of RCWI. YES NO

(ii)	of RCWIGP. YES NO

5.
The most recent oil and gas production report delivered by the Borrower to the Lender under Section 7.2.2 of the Credit Agreement is, to the best knowledge of the undersigned, in compliance with the provisions of such Section and to the best knowledge of the undersigned is true and correct in all material respects as of the date thereof and for the time periods covered thereby.

The undersigned has reviewed the terms of this Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of the Borrower during the period covered by the financial statements included herewith, and such review has not disclosed the existence during such period, and the undersigned does not have knowledge of the existence as of the date of this certificate, of any condition or event which constitutes a Default, except as set forth in paragraph 1 above.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

Michael J. Mauceli, Manager of Reef Oil & Gas Partners, GP, LLC, the general partner of Reef Oil & Gas Partners, LP, the general partner of Reef Oil & Gas Income and Development Fund III, L.P.

Schedule One

Hedging Agreements

SCHEDULE 6.4.1

SUBSIDIARIES

None.

EXHIBIT 6.7

LITIGATION

None.